Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT
THIS AMENDED AND RESTATED EMPLOYMENT AGREEEMENT (this “Agreement”) dated and effective March 1, 2022 (the “Effective Date”) is entered into by Newpark Resources, Inc. (the “Company”), a Delaware corporation, and Matthew S. Lanigan (the “Executive”) and is intended to incorporate and accurately reflect all prior negotiations, discussions, or agreements between the parties.
WHEREAS, the Company has employed Executive as its President and Chief Operating Officer pursuant to an Employment Agreement dated April 22, 2016, as amended by those certain Amendments to Employment and Change of Control Agreement dated April 6, 2020 and May 19, 2021, and that certain Amendment to Employment Agreement dated August 17, 2021 (the “Prior Employment Agreement”);
WHEREAS, the Company wishes to promote Executive to Chief Executive Officer and Executive desires to accept such position and to perform the duties to the Company on the terms and conditions hereinafter set forth in this Agreement; and
WHEREAS, the Company and Executive mutually desire to amend and restate the Prior Employment Agreement to take into account Executive’s promotion to Chief Executive Officer and to make certain other changes as set forth in this agreement.
NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, and other valid consideration, the receipt and sufficiency of which is acknowledged, it is mutually covenanted and agreed by the Company and Executive as follows:
1.Employment of Executive
1.1.Employment Term. The Company hereby offers to continue to employ Executive, and Executive hereby accepts continued employment by the Company, with Executive being promoted from his former position of “President and Chief Operating Officer” to the position of President and Chief Executive Officer (“CEO”), effective March 1, 2022 and on the terms and conditions set forth in this Agreement. The period during which Executive is employed as CEO hereunder shall be referred to as the “Employment Term.” The Executive's Employment Term under this Agreement shall commence on March 1, 2022 and shall continue for a period of one (1) year (“Initial Term”) subject to the provisions of Section 2 “Termination of Employment”, and shall automatically be renewed for successive one (1) year periods thereafter unless Executive's employment is terminated by either party giving written notice to the other party at least sixty (60) days in advance of the expiration of the initial or any successive Employment Term. Termination by sixty (60) days written notice pursuant to this Section 1.1 shall be treated as a termination by Executive under Section 2.2 if given by Executive or as a termination without Cause under Section 2.3 if given by the Company.
1.2.Compensation and Benefits.
(a)Base Salary. During the Employment Term, the Company will pay Executive a base monthly salary at an annualized rate of at least $60,416.67 Dollars ($725,000) per year (“Base Salary”). The Board of Directors of the Company (the “Board”) will review annually Executive's Base Salary and, at its reasonable discretion, may increase such Base Salary as it deems appropriate, provided Executive's Base Salary for any subsequent twelve month year shall not be less than the preceding twelve month year except with Executive's prior written agreement. Adjustments in Base

Salary shall be automatically incorporated herein by reference and be contractual obligations of Company. Such Base Salary shall be paid in accordance with the Company's standard payroll practice for its senior staff.
(b)Incentive Compensation. In addition to the Base Salary, during the Employment Term Executive shall be eligible for participation in the 2010 Annual Cash Incentive Plan (“ACIP”) or any similar plan that replaces the ACIP and the Newpark Resources, Inc. Long-Term Cash Incentive Plan (the “Cash LTIP”) or any similar plan that replaces the Cash LTIP, each subject to any amendments made at the Board's discretion as provided herein. Performance measures and goals will be set by the Compensation Committee of the Board.
(1)ACIP Award. The Target Award under the ACIP is equal to $725,000 (100%) percent of Executive's actual Base Salary paid for that calendar year. Payout under the ACIP for a particular year will be made in cash by March 31 of the next year, e.g. payout for 2022 will occur prior to March 31, 2023, except to the extent of any payments associated with achievement beyond the "over-achievement" level, which are deferred, as provided for in the ACIP. Actual awards, in accordance with the Board approved plan and any amendments, are at the discretion of the Compensation Committee, provided the Company represents and warrants to the Executive that the terms of the ACIP will not be amended, modified, changed, or interpreted or applied to make them less generous than they were on March 1, 2022, without prior written notice.
(2)Cash LTIP Award. Executive shall be eligible to participate in the Cash LTIP and to receive such cash awards as are determined by the Compensation Committee in its discretion and in accordance with the Board approved plan and any amendments, provided the Company represents and warrants to the Executive that the terms of the Cash LTIP will not be amended, modified, changed, or interpreted or applied to make them less generous than they were on March 1, 2022, without prior written notice.
(c)Stock Options and Share Awards. In addition, Executive shall be eligible to participate in the 2015 Equity Incentive Plan (the “Equity Incentive Plan”) and to receive such number of stock options, time-vested restricted stock and/or performance restricted share awards as are granted by the Compensation Committee in accordance with the Board approved plans (including the Equity Incentive Plan, all such plans being referred to as the “Plans”). Vesting shall be as provided in these existing Plans, and subject to any amendments. When used in this Agreement “stock” and “shares” mean the Company's publicly traded common stock, $.01 par value. Further, throughout this Agreement, the words “stock options, awards, and grants” are used separately or in various combinations to describe awards of shares or the right to acquire shares of Company stock under various Plans or this Agreement, or both.

(d)Benefit Plans and Vacation. Subject to the terms of such Plans, throughout his employment under this Agreement, Executive shall be entitled to participate in any and all employee benefits plans or programs of the Company to the extent that he is otherwise eligible to participate under the terms of those plans, including participation in any welfare benefit programs provided by the Company (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance programs), and fringe benefits and perquisites available generally to Executive Officers of the Company , including the provision of a car allowance. The Company shall not be obligated to institute, maintain, or refrain from changing, amending, or discontinuing any benefit plan, or perquisite, so long as such changes are similarly applicable to other Executive Officers of the Company. During the Employment Term, Executive shall be entitled to life insurance equal to three (3) times his Base Salary. The Company shall pay Executive an annual stipend of $20,000 during the Employment Term to be used by Executive in his discretion for monthly club dues, automobile costs and similar expenses.
During the Employment Term, Executive shall be entitled to four (4) weeks paid vacation each calendar year in accordance with the Company’s policies in effect from time to time, provided the four (4) of weeks of vacation provided in this paragraph shall not be reduced under such policies.
(e)Expense Reimbursement. The Company will reimburse Executive in full for all reasonable and necessary business, entertainment and travel expenses incurred or expended by Executive in the performance of the duties hereunder in accordance with the Company’s customary practices applicable to its senior staff.
(f)Location. Executive will be located at the Company’s offices in The Woodlands, Texas.
1.3.Extent of Services; Conflicts of Interest.
(a)Executive shall devote substantially all of his working time, attention and energies to the business of the Company, and its affiliated entities. Executive may be involved in charitable and professional activities, trade and industry associations and the like providing these do not interfere with the requirements of employment with the Company.
(b)During the term of his employment under this Agreement, Executive shall not, directly or indirectly, without the prior consent of the Board, render any services to any other person or entity or acquire any interests of any type in any other entity, that might be deemed in competition with the Company or any of its subsidiaries or affiliates or in conflict with his position, provided, however, that the foregoing shall not be deemed to prohibit Executive from (a) acquiring, solely as an investment, any securities of a partnership, trust, limited liability company, corporation or other entity (i) so long as he remains a passive investor in such entity, (ii) so long as he does not become part of any control group thereof, and (iii) so long as such entity is not, directly or indirectly, in competition with the Company or any of its subsidiaries or affiliates, or (b) serving as a consultant, advisor or director of any corporation which has a class of outstanding equity securities registered under Sections 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended (the “ Exchange Act”), and which is not in competition with the Company or any of its subsidiaries or affiliates.
(c)The two Unfair Competition, Confidentiality and Non-Competition Agreements attached as Appendix A and Appendix B hereto, executed by Executive on April 26, 2016 shall remain in full force and effect.

(d)The Indemnification Agreement attached as Appendix C hereto, executed by Executive on April 22, 2016 shall remain in full force and effect.
1.4.Change of Control.
(a)Change in Control Agreement. Executive and Company executed the Change of Control Agreement attached Appendix D (the “CIC Agreement”), and the agreement is incorporated by reference herein. Executive and Company shall execute an amendment to the CIC Agreement in the form of the attached Appendix E and that agreement is incorporated by reference herein.
(b)Change in Control Plan. Executive is eligible to participate in the Newpark Resources, Inc. Change in Control Plan (the “CIC Plan”) as a Tier I Participant (for purposes of this Section 1.4(b), each of “Tier I” and “Participant” as defined in the CIC Plan). In the event of a change of control of the Company, Executive shall be eligible to receive those benefits provided to Tier I Participants in the CIC Plan as such benefits are in effect on the Effective Date of this Agreement, unless otherwise mutually agreed between the Company and Executive.
(c)Nonduplication of Change of Control Benefits. Notwithstanding the preceding, there shall be no duplication of benefits between those benefits provided to Executive under the CIC Agreement and those provided under the CIC Plan. In the event of conflict or duplication between benefits provided for in the CIC Agreement and the CIC Plan, the more beneficial arrangement with respect to the amount of such benefits Executive will receive that is compliant with or exempt from Code Section 409A shall control.
2.Termination of Employment.
2.1    Termination. Executive’s employment by the Company shall be terminated (1) automatically, upon the death or disability (as defined below), of Executive, or (2) at the election of Executive upon 30 days written notice to the Company by Executive for Good Reason (as defined below) or his voluntary resignation at his election and without Good Reason, (3) by the Company for Cause (as defined below), (4) by the Company without Cause, or (5) at the end of the Employment Term as defined in Section 1.1.
2.2    Early Termination. If Executive’s employment is terminated by Executive at any time before the end of the Employment Term for any reason other than for Good Reason, Executive shall be entitled to receive only (i) his Base Salary and other earned compensation through the date of termination and (ii) such stock options, share awards, and grants as shall have fully vested before the date of termination.
2.3    Termination by Executive for Good Reason or by Company without Cause.
(a) Severance Benefits. If Executive's employment is terminated by Executive for Good Reason or by the Company without Cause, then Executive shall be entitled to receive: (i) in a lump sum payment within thirty (30) days of the date of termination, an amount equal to the greater of (A) Executive's current annual Base Salary as provided herein plus Target Award incentive (100%) for the remaining period of the Initial Term or (B) Executive's current annual Base Salary as provided herein plus Target Award incentive (100%) for one year; (ii) full vesting of all time restricted stock awarded at the commencement of employment (inducement award), provided however, there shall be no vesting of annual options or stock awards in the post-employment exercise period in accordance with the Plans; (iii) the Company will pay the COBRA premium to continue the same coverage under the Company's group medical insurance program period for the greater of the remaining period of the Employment Term or twelve (12) months subject to an overall maximum of eighteen (18) months and; (iv) direct payment by the Company for the costs of outplacement services obtained by the Executive within the one (1) year period after termination, not to exceed $20,000.
(b)Severance Plan. Executive is eligible to participate in the Newpark Resources, Inc. U.S. Executive Severance Plan (the “Severance Plan”) as a Tier I Participant (for purposes of this Section 2.3(b),

each of “Tier I” and “Participant” as defined in the Severance Plan). In the event of Executive’s termination for Good Reason or by the company without Cause, Executive shall be eligible to receive those benefits provided to Tier I Participants in the Severance Plan as such benefits are in effect on the Effective Date of this Agreement, unless otherwise mutually agreed between the Company and Executive.
(c)Nonduplication of Severance Benefits. Notwithstanding the preceding, there shall be no duplication between those benefits provided to Executive under this Agreement and those provided under the Severance Plan. In the event of conflict or duplication between benefits provided in this Agreement and the Severance Plan, the more beneficial arrangement with respect to the amount of benefits Executive will receive that is compliant with or exempt from Code Section 409A shall control.
2.4    Termination for Cause. If Executive’s employment is terminated at any time during the Employment Term for Cause (as defined herein), then Executive shall be entitled to receive only (i) his Base Salary through the date of termination and (ii) such stock options, restricted stock awards, and grants as shall have fully vested before the date of termination. In any such event, Executive shall be ineligible for and shall forfeit all rights with respect to options and grants that have not vested as of the time of termination for Cause.
2.5    Termination as a Result of Death. If Executive dies during the Employment Term, the Company shall pay to Executive’s surviving spouse or such other person or estate as the Executive may from time to time designate by written notice to the Company, or such other person as may be required by law, the Company will pay the following amounts: (i) any unpaid Base Salary or other compensation for services rendered to the date of death, and any unpaid expenses required to be reimbursed under this Agreement, and any earned but unpaid bonuses for any prior period; (ii) as of the date of termination by reason of Executive’s death, stock options previously awarded to Executive that have vested as of the date of death in keeping with the governing Plans. No awards or grants contemplated by this Agreement, but not yet awarded to Executive as of the time of his death shall be granted
2.6    Termination as a Result of Disability. The Company may terminate Executive’s employment hereunder upon Executive becoming “Totally Disabled.” For purposes of this Agreement, Executive shall be considered “Totally Disabled” if Executive has been physically or mentally incapacitated so as to render Executive incapable of performing the essential functions of Executive’s position with or without reasonable accommodation. Executive’s receipt of disability benefits for total disability under the Company’s long-term disability plan or receipt of Social Security total disability benefits shall be deemed conclusive evidence of Total Disability for purposes of this Agreement. However, in the absence of Executive’s receipt of such long-term disability benefits or Social Security benefits, the Chief Executive Officer in good faith may determine that the Executive is disabled due to the needs of the business and the unacceptable unavailability of Executive which is expected to last for a continuous period of not less than six (6) months. In the event of such disability, Executive will continue to receive his Base Salary for six (6) months or until benefits become payable to the Executive under the terms of the Company’s disability policy, whichever first occurs.
2.7    No Setoff. The Company’s obligation to make payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right, or action which Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable, or benefits to be provided to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not the Executive obtains or seeks to obtain other employment.
3.    Miscellaneous Matters.
3.1    Exclusive Dispute Resolution Procedure. In the event either party contends the other has not complied with a provision of this Agreement or asserts any claims under ERISA, other than the Non-Compete Agreements (which are specifically excluded from this procedure), prior to seeking arbitration as provided for below, the party claiming a violation of this Agreement, shall advise the other party, in writing, of the specifics of the claim, including the specific provision alleged to have been violated, as well as provide the other party with any supporting documentation the party desires to produce at that time. If the Company is disputing amounts that Executive contends are due to him, the Company shall provide a complete statement of the amount it is disputing, the reason it is disputing it, and supporting documentation upon request by Executive. The parties will thereafter meet and attempt to resolve their differences in a period not to exceed thirty (30) days, unless the parties agree in writing to mutually extend the time for one additional thirty (30) day period. Following such attempts to resolve any such dispute, either party may require arbitration of the other. In order to do so, the request must be timely made, in writing, and delivered to the other party (Executive or the Chief Executive Officer) within thirty (30) days following the end of the resolution period (or any valid extension thereof) referenced herein above. The parties hereto agree that any controversy or claim arising out of or relating to this Agreement, or any dispute arising out of the interpretation or application of this Agreement, which the parties hereto are unable to resolve as provided for above, shall be finally resolved and settled exclusively by arbitration in the city where the Company’s headquarters are then located or such other location as the parties may agree, by a single arbitrator in accordance with the substantive laws of the State of Texas to the extent not preempted by the Employee Retirement Income Security Act, which shall govern all applicable benefits issues, in keeping with the above required procedure. If the parties cannot agree upon an arbitrator, then each party shall choose its own independent representative, and those independent representatives shall choose the single arbitrator within thirty (30) days of the date of the selection of the first independent representative. The legal expenses of each party shall be borne by them respectively. However, the cost and expenses of the arbitrator in any such action shall be borne equally by the parties. The arbitrator’s decision, judgment and award shall be final, binding and conclusive upon the parties and may be entered in the highest court, state or federal, having jurisdiction. The arbitrator to which any such dispute shall be submitted in accordance with the provision of this Article shall only have jurisdiction and authority to interpret, apply or determine compliance with the provisions of this Agreement, but shall not have jurisdiction or authority to add to, subtract from, or alter in any way the provisions of this Agreement.
3.2    Headings. Section and other headings contained in this Agreement are for reference only and shall not affect in any way the meaning or interpretation of this Agreement.
3.3    Notices. Any notice, communication, request, reply or advice (here severally and collectively called “Notice”) required or permitted to be given under this Agreement must be in writing and is effectively given by deposit in the same in the United States mail, postage pre-paid and registered or certified with return receipt requested, by national commercial courier for next day delivery, or by delivering in person the same to the address of the person or entity to be notified. Notice deposited in the mail in the manner herein above described shall be effective 48 hours after such deposit, Notice sent by national commercial courier for next day delivery shall be effective on the date delivered, and Notice delivered in person shall be effective at the time of delivery. For purposes of Notice, the address of the parties shall, until changed as hereinafter provided, be as follows:

(a)If to the Company :

Newpark Resources, Inc.
9320 Lakeside Boulevard, Suite 100
    The Woodlands, Texas 77381
Attention: Chairman of the Board

or at such address as the Company may have advised Executive in writing; and

(b)If to Executive:

Matthew S. Lanigan
26 W Isle Place
The Woodlands, Texas 77381

or at such other address as Executive may have advised the Company in writing.

3.4    Waiver. The failure by any party to enforce any of its rights under this Agreement shall not be deemed to be a waiver of such rights, unless such waiver is an express written waiver which has been signed by the waiving party. Waiver of any one breach shall not be deemed to be a waiver of and other breach of the same or any other provision of this Agreement.
3.5    Choice of Law. The validity of the Agreement, the construction of its terms and the determination of the rights and duties of the parties hereto shall be governed by and construed in accordance with the laws of the State of Texas without regard to choice of law principles.
3.6    Invalidity of Provisions. If any provision of this Agreement is adjudicated to be invalid, illegal or unenforceable under applicable law, the validity or enforceability of the remaining provisions shall be unaffected. To the extent that any provision of this Agreement is adjudicated to be invalid, illegal or unenforceable because it is overbroad, that provision shall not be void but rather shall be limited only to the extent required by applicable law and enforced as so limited.
3.7    Entire Agreement; Written Modifications. This Agreement, the Non-Compete Agreements, and the specific documents referred to and incorporated herein by reference (whether or not copies thereof are attached to this Agreement) together contain the entire agreement between the parties and supersedes all prior or contemporaneous representations, promises, understandings and agreements between Executive and the Company.
3.8    No Assignments; Assumption by Successor. This Agreement is personal to the Company and the Executive and may not be assigned by either party without the prior written consent of the other. The Company will require any successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Company to (i) expressly assume and agree to perform this Agreement in the same manner and the same extent the Company would be required to perform it as if no such succession had taken place; and (ii) notify the Executive of the assumption of this Agreement within ten days of such assumption. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be considered a Good Reason for the Executive to resign from the Company. As used in this Agreement, Company shall mean Newpark Resources, Inc., and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this agreement by operation of law or otherwise. However, this Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators’ successors, heirs, and distributes, devisees, and legatees.
3.9    Attorney’s Fees. The prevailing party in any action brought to enforce this Agreement shall be entitled, in addition to such other relief that may be granted, to a reasonable sum for attorney’s fees and costs incurred by such party in enforcing or defending against an action to enforce this Agreement.

3.10    Definitions. In this Agreement:
(a)“Cause” when used with reference to termination of the employment of Executive by the Company for “Cause”, shall mean:
(1)Executive’s conviction by a court of competent jurisdiction of, or entry of a plea of guilty or nolo contendere for an act on the Executive’s part constituting a felony; or
(2)dishonesty; willful misconduct or gross neglect by Executive of his obligations under this Agreement that results in material injury to the Company;
(3)appropriation (or an overt act attempting appropriation) by Executive of a material business opportunity of the Company; theft, embezzlement or other similar misappropriation of funds or property of the Company by Executive; or the failure of Executive to follow the reasonable and lawful written instructions or policy of the Company with respect to the services to be rendered and the manner of rendering such services by Executive provided Executive has been given reasonable and specific written notice of such failure and opportunity to cure and no cure has been effected or initiated within a reasonable time, but not less than 90 days, after such notice.
(b)“Good Reason” means any of the following:
(1)the Company adversely changes Executive’s title or changes in any material respect the responsibilities, authority or status of Executive without prior notice and acceptance;
(2)the substantial or material failure of the Company to comply with its obligations under this Agreement or any other agreement that may be in effect that is not remedied within a reasonable time after specific written notice thereof by Executive to the Company;
(3)the diminution of the Executive’s salary and or a material diminution of the Executive’s benefits without prior notice and acceptance;
(4)the failure of the Company to obtain the assumption of this Agreement by any successor or assignee of the Company;
(5)Requiring Executive to relocate more than 50 miles from The Woodlands, Texas;
(6)provided that in any of the above situations, Executive has given reasonable and specific written notice to the Chief Executive Officer of such failure and the Company has been given a reasonable opportunity to cure and no cure has been effected or initiated within a reasonable time after such notice.

3.11    Section 409A.
(a)If Executive is a “key employee,” as defined in Section 416(i) of the Code (without regard to paragraph 5 thereof), except to the extent permitted under Section 409A of the Code, no benefit or payment that is subject to Section 409A of the Code (after taking into account all applicable exceptions to Section 409A of the Code, including but not limited to the exceptions for short-term deferrals and for “separation pay only upon an involuntary separation from service”) shall be made under this Agreement on account of the Executive’s “separation from service” as defined in Section 409A of the Code, with the Company until the later of the date prescribed for payment in this Agreement and the first day of the seventh calendar month that begins after the date of the Executive’s separation from service (or, if earlier, the date of death of the Executive).
(b)For purposes of Section 409A of the Code (including, but not limited to, application of the exceptions for short-term deferrals and for “separation pay only upon involuntary separation from service”), each payment provided for under this Agreement is hereby designated as a separate payment, rather than a part of a larger single payment or one of a series of payments.
(c)Any amount that Executive is entitled to be reimbursed under this Agreement will be reimbursed to Executive as promptly as practicable and in any event not later than the last day of the calendar year after the calendar year in which the expenses to be reimbursed are incurred, and the amount of the expenses eligible for reimbursement during any calendar year. In addition, any such reimbursement payments described in this Section shall not be subject to liquidation or exchange for any other payment or benefit.
(d)In the event that Executive is required to execute a release to receive any payments from the Company that constitute nonqualified deferred compensation under Section 409A of the Code, payment of such amounts shall not commence until the sixtieth (60th) day following Executive’s separation from service with the Company. Any installment payments suspended during such sixty (60) day period shall be paid as a single lump sum payment on the first payroll date following the end of such suspension period.

[Signature Page Follows]

Executed as of the date first written above.

Signed: /s/ Matthew S. Lanigan Matthew S. Lanigan (Executive)	Signed: /s/ Anthony J. Best Anthony J. Best Chairman of the Board Newpark Resources, Inc.
Witness: /s/ Tasha Murphy Name: Tasha Murphy	Witness: /s/ Vince Best Name: Vince Best

APPENDIX A
ANCILLARY LOUISIANA UNFAIR COMPETITION, CONFIDENTIALITY AND
NON-COMPETITION AGREEMENT
See attached.

APPENDIX A
ANCILLARY LOUISIANA UNFAIR COMPETITION, CONFIDENTIALITY AND
NON-COMPETITION AGREEMENT
THIS LOUISIANA UNFAIR COMPETITION, CONFIDENTIALITY AND NON-COMPETITION AGREEMENT (this “Ancillary Agreement”) dated and effective as of April 22, 2016 is made by Matthew S. Lanigan (“ Executive ”) and Newpark Resources, Inc.  (the “ Company ”).
RECITALS:
           WHEREAS , Executive and the Company have entered into an Agreement dated this date (the “ Employment Agreement ”), to which this Agreement is ancillary and incorporated by reference, pursuant to which, among other things, the Company agrees to make certain payments to Executive; and
           WHEREAS, pursuant to the Employment Agreement, the Company and Executive have agreed to enter into this Ancillary Agreement; and
           NOW, THEREFORE, in consideration of Executive’s Employment Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Executive and the Company hereby covenant and agree as follows:
           1.          Definitions.   Each capitalized term not defined herein shall have the meaning assigned to that term in the Employment Agreement.
           2.          Confidentiality.   Executive acknowledges that in the course of his relationship with the Company and its related entities Newpark Drilling Fluids, Newpark Mats and Integrated Services, Newpark Canada, and other affiliates (the “ Related Entities ” or referred to collectively with Newpark Resources as the “ Company ”) he will in the future receive certain trade secrets, programs, lists of customers and other confidential or proprietary information and knowledge concerning the business of the Company and its Related Entities (hereinafter collective referred to as “ Confidential Information ”) which the Company desires to protect.  Executive understands that the information is confidential and he agrees not to reveal the Confidential Information to anyone outside the Company so long as the confidential or secret nature of the Confidential Information shall continue, other than such disclosure as authorized by the Company or is made to a person transacting business with the Company who has reasonable need for such Confidential Information.  Executive further agrees that he will at no time use the Confidential Information for or on behalf of any person other than the Company for any purpose.  Executive further agrees to comply with the confidentiality and other provisions set forth in this Agreement, the terms of which are supplemental to any statutory or fiduciary or other obligations relating to these matters.  On the termination of employment or his Employment Agreement, Executive shall surrender to the Company all papers, documents, writings and other property produced by him or coming into his possession by or through his relationship with the Company or relating to the Confidential Information and Executive agrees that all such materials will at all times remain the property of the Company.
           3.          Specific Covenants.
                       (a)        This Agreement.   The terms of this Agreement constitute Confidential Information, which Executive shall not disclose to anyone other than his spouse, attorney, accountant, or as may be required by the Company or by law.
                      (b)         Company Property.   All written materials, customer or other lists or data bases, records, data, and other documents prepared or possessed by Executive during Executive’s employment with the Company are the Company’s property.  All information, ideas, concepts, improvements, discoveries, and inventions that are conceived, made, developed, or acquired by Executive individually or in conjunction with others during Executive’s employment (whether during business hours and whether on the Company’s premises or otherwise) which relate to the Company’s business, products, or services are the Company’s sole and exclusive property.  All memoranda, notes, records, files, correspondence, drawings, manuals, models, specifications, computer programs, maps, and all other documents, data, or materials of any type embodying such information, ideas, concepts, recipes, inventory, prices, improvements, discoveries, and inventions are the Company’s property.  At the termination of Executive’s employment with the Company for any reason, Executive shall return all of the Company’s documents, data, or other Company Property to the Company.  Included in the above are all such data that Executive had access to, over, or possessed.  The Company desires by this Agreement to protect its economic investment in its current and future operations and business.
                       (c)         Confidential Information; Non-Disclosure.   Executive acknowledges and stipulates that the business of the Company is highly competitive, cost and price sensitive, and that he in connection with his work and job have had access to Confidential Information relating to the Company’s businesses and their methods and operations.  For purposes of this Agreement, “ Confidential Information ” means and includes the Company’s confidential and/or proprietary information and/or trade secrets that have been developed or used and/or will be developed and that cannot be obtained readily by third parties from outside sources.  Confidential Information includes, by way of example and without limitation, the following information regarding customers, employees, contractors, its operations and its markets and the industry not generally known to the public; strategies, methods, books, records, and documents; recipes, technical information concerning products, equipment, services, and processes; procurement procedures and pricing techniques; the names of and other information concerning customers and those being solicited to be customers, investors, and business relations (such as contact name, service provided, pricing for that customer, type and amount of product used, credit and financial data, and/or other information relating to the Company’s relationship with that customer); pricing strategies and price curves; positions, plans, and strategies for expansion or acquisitions; budgets; customer lists; research; financial and sales data; raw materials purchasing or trading methodologies and terms; evaluations, opinions, and interpretations of information and data; marketing and merchandising techniques; prospective customers’ names and locations; grids and maps; electronic databases; models; specifications; computer programs; internal business records; contracts benefiting or obligating the Company; bids or proposals submitted to any third party; technologies and methods; training methods and training processes; organizational structure; personnel information, including salaries of personnel; labor or employee relations or agreements; payment amounts or rates paid to consultants or other service providers; and other such confidential or proprietary information.  Information need not qualify as a trade secret to be protected as Confidential Information under this Agreement, and the authorized and controlled disclosure of Confidential Information to authorized parties by Company in the pursuit of its business will not cause the information to lose its protected status under this Agreement.  Executive acknowledges and stipulates that this Confidential Information constitutes a valuable, special, and unique asset used by the Company in its businesses to obtain a competitive advantage over its competitors.  Executive further acknowledges that protection of such Confidential Information against unauthorized disclosure and use is of critical importance to the Company in maintaining its competitive position and economic investment, as well as work for its employees.
                      (d)          Unfair Competition Restrictions.   Executive agrees that for a period of twenty- four (24) months following the date of his termination (“ Restricted Term ”), he will not, directly or indirectly, for himself or for others, anywhere in those areas where the Company currently (including the City of New Orleans and its surrounding parishes, and in those cities or parishes listed in Attachment “A-1” attached hereto) (the “ Restricted Area ”) conducts or is seeking to conduct business of the same nature as the Company, including the Related Entities, do any of the following, unless expressly authorized by the Chief Executive Officer of the Company: Engage in, or assist any person, entity, or business engaged in, the selling or providing of products or services that would displace the products or services that (i) the Company is currently in the business of providing and was in the business of providing, or is planning to be in the business of providing, at the time of the execution of this Agreement, or (ii) that Executive had involvement in, access to, or received Confidential Information about in the course of employment.  The foregoing is expressly understood to include, without limitation, the business of the manufacturing, selling and/or providing products or services of the same type offered and/or sold by the Company.
           4.          Prohibition on Circumvention.   It is further agreed that during the Restricted Term, Executive cannot circumvent these covenants by alternative means or engage in any of the enumerated prohibited activities in the Restricted Area by means of telephone, telecommunications, satellite communications, correspondence, or other contact from outside the Restricted Area.  Executive further understands that the foregoing restrictions may limit his ability to engage in certain businesses during the Restricted Term, but acknowledge that these restrictions are necessary to protect the Confidential Information and business interests of the Company.
           5.          Proviso.   It is agreed that these covenants do not prevent Executive from using and offering the general management or other skills that he possessed prior to receiving access to Confidential Information and knowledge from the Company.  This Agreement creates an advance approval process, and nothing herein is intended, or will be construed as, a general restriction against Executive’s pursuit of lawful employment in violation of any controlling state or federal laws.  Executive is permitted to engage in activities that would otherwise be prohibited by this covenant if such activities are determined in the sole discretion of the Chief Executive Officer of the Company, and authorized in writing, to be of no material threat to the legitimate business interests of the Company.
           6.          Non-Solicitation of Customers.   For a period of twenty-four (24) months following Executive’s termination of employment or employment agreement, Executive agrees not to call on, service, or solicit competing business from customers of the Company, in the Restricted Area, whom he, within the previous twenty-four (24) months, (i) had or made contact with, or (ii) induce or encourage any such customer or other source of ongoing business to stop doing business with the Company.  This provision does not prohibit Executive from managing or providing other services or products that are not a product or services currently offered by the Company.
           7.          Non-Solicitation of Employees.   For a period of twenty-four (24) months following the date of Executive’s termination of employment or employment agreement, Executive will not, either directly or indirectly, call on, solicit, encourage, or induce any other employee or officer of the Company, whom he had contact with, knowledge of, or association within the course of employment with the Company to discontinue his or his employment, and will not assist any other person or entity in such a solicitation.
           8.          Non-Disparagement.   Executive covenants and agrees he will not engage in any pattern of conduct that involves the making or publishing of written or oral statements or remarks (including, without limitation, the repetition or distribution of derogatory rumors, allegations, negative reports or comments) which are disparaging, deleterious or damaging to the integrity, reputation or good will of the Company or its respective management or products and services.
           9.          Separability of Covenants.   The covenants contained in Section 3 herein constitute a series of separate but ancillary covenants, one for each applicable parish in the State of Louisiana set forth in this Agreement or Attachment “A-1” hereto.  If in any judicial proceeding, a court shall hold that any of the covenants set forth in Section 3 exceed the time, geographic, or occupational limitations permitted by applicable law, Executive and the Company agree that such provisions shall and are hereby reformed to the maximum time, geographic, or occupational limitations permitted by such laws, Further, in the event a court shall hold unenforceable any of the separate covenants deemed included herein, then such unenforceable covenant or covenants shall be deemed eliminated from the provisions of this Agreement for the purpose of such proceeding to the extent necessary to permit the remaining separate covenants to be enforced in such proceeding.  Executive and the Company further agree that the covenants in Section 3 shall each be construed as a separate agreement independent of any other provisions of this Agreement, and the existence of any claim or cause of action by Executive against the Company, whether predicated on this Agreement, his Employment Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of any of the covenants of Section 3.
           10.         Consideration.   Executive acknowledges and agrees that no other consideration for Executive’s covenants in this Agreement, other than that specifically referred to in Section 1 of the Employment Agreement, has or will be paid or furnished to him by the Company or the Related Entities.
           11.         Return of Items.  Upon termination and/or retirement, Executive will return any computer related hardware or software, cell phone, keys, or other data or company property in his possession or control, including all customer list(s), pricing documents, etc., to the Company, except as may be specifically provided for to the contrary in the Employment Agreement.
           12.         Meaning of Certain Terms.   All non-capitalized terms in Sections 3 and 4 are intended to and shall have the same meanings that those terms (to the extent they appear therein) have in La.  R.  S.  23:921.C.  Subject to and only to the extent not consistent with the foregoing sentence, the parties understand the following phrases to have the following meanings:
                       (a)          The phrase “ carrying on or engaging in a business similar to the business of the Company ” includes engaging, as principal, executive, employee, agent, trustee, advisor, consultant or through the agency of any corporation, partnership, association or agent or agency, in any business which conducts business in competition with the Company (including its Related Entities) or being the owner of more than 1% of the outstanding capital stock of any corporation, or an officer, director, or employee of any corporation or other entity, (other than the Company or a corporation or other entity, affiliated with the Company) or a member or employee or any partnership, or an owner or employee of any other business, which conducts a business or provides a service in the Restricted Area in competition with the Company or any affiliated corporation or other entity.  Moreover, the term also includes (i) directly or indirectly inducing any current customers of the Company, or any affiliated corporation or other entity, to patronize any product or service business in competition with the Company or any affiliated corporation or other entity, (ii) canvassing, soliciting, or accepting any product or service business of the type conducted by the Company or any affiliated corporation or other entity (iii) directly or indirectly requesting or advising any current customers of the Company or any affiliated corporation or other entity, to withdraw, curtail or cancel such customer’s business with the Company or any affiliated corporation or other entity; or (iv) directly or indirectly disclosing to any other person, firm, corporation or entity, the names or addresses of any of the current customers of the Company or any affiliated corporation or other entity or the rates or other terms on which the Company provides services to its customers.  In addition, the term includes directly or indirectly, through any person, firm, association, corporation or other entity with which Executive is now or may hereafter become associated, causing or inducing any present employee of the Company or any affiliated corporation or other entity to leave the employ of the Company or any affiliated corporation or other entity to accept employment with Executive or with such person, firm, association, corporation, or other entity.
                    (b)          The phrase “ a business similar to the business of the Company ” means mat sales and rentals (site construction), and drilling and completion fluids and related businesses.
                    (c)          The phrase “ carries on a like business ” includes, without limitation, actions taken by or through a wholly-owned subsidiary or other affiliated corporation or entity.
                    (d)          All references to the Company shall also be deemed to refer to and include the Related Entities.
           13.         Reasonable Restrictions.   Executive represents to the Company that the enforcement of the restrictions contained in this Agreement would not be unduly burdensome to Executive and acknowledges that Executive is willing and able, subject to the Restricted Area as defined herein, to compete in other geographical areas not prohibited by this Agreement.  The parties to this Agreement hereby agree that the covenants contained in this Agreement are reasonable.
           14.         Entire Agreement.   Except with respect to the Employment Agreement executed concurrently herewith, and with respect to certain matters included in a separate Agreement being entered into between Executive and the Company on the date of this Agreement (“ Appendix B and B-1 ”), this Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter of this Agreement and supersedes and is in full substitution for any and all prior agreements and understandings whether written or oral between said parties relating to the subject matter of this Agreement.  This Agreement shall not supersede or substitute for, nor be superseded or substituted by, the Employment Agreement, but shall have full force and effect concurrently therewith.

           15.         Amendment.   This Agreement may not be amended or modified in any respect except by an agreement in writing executed by the parties in the same manner as this Agreement except as provided in Section 18 of this Agreement.
           16.         Assignment.   This Agreement (including, without limitation, Executive’s obligations under Sections 3 and 4) may not be assigned by the Company in a manner inconsistent with 3.8 of Executive’s Employment Agreement without the consent of Executive in connection with the sale, transfer or other assignment of all or substantially all of the capital stock or assets of, or the merger of, the Company, provided that the party acquiring such capital stock or assets or into which the company merges assumes in writing the obligations of the Company hereunder and provided further that no such assignment shall release the Company from its obligations hereunder.  This Agreement (including, without limitation, Executive’s obligations under Sections 3 and 4) may not be assigned or encumbered in any way by Executive without the written consent of the Company.
           17.         Successors.   This Agreement (including, without limitation, Executive’s obligations under Sections 3 and 4) shall be binding upon and shall inure to the benefit of and be enforceable by each of the parties and their respective successors and assigns.
           18.         Unenforceable Provisions.   If, and to the extent that, any section, paragraph, part, term and/or provision of this Agreement would otherwise be found null, void, or unenforceable under applicable law by any court of competent jurisdiction, that section, paragraph, part, term and/or provision shall automatically not constitute part of this Agreement.  Each section, paragraph, part, term and/or provision of this Agreement is intended to be and is severable from the remainder of this Agreement.  If, for any reason, any section, paragraph, part, term and/or provision herein is determined not to constitute part of this Agreement or to be null, void, or unenforceable under applicable law by any court of competent jurisdiction, the operation of the other sections, paragraphs, parts, terms and/or provisions of this Agreement as may remain otherwise intelligible shall not be impaired or otherwise affected and shall continue to have full force and effect and bind the parties hereto.
           19.          Remedies.
                        (a)          Executive agrees that a breach or violation of Section 3 or 4 of this Agreement by Executive shall entitle the Company as a matter of right, to an injunction, without necessity of posting bond, issued by any court of competent jurisdiction, restraining any further or continued breach or violation of such provisions.  Such right to an injunction shall be cumulative and in addition, and not in lieu of, any other remedies to which the Company may show themselves justly entitled, including, but not limited to, specific performance and damages.  The parties specifically agree that the remedy of damages alone is inadequate.
                         (b)          In the event that Executive knowingly and intentionally fails in any material respect to perform any of his material obligations under this Agreement, the Company may elect (i) to cease any payments under the Employment Agreement and recover all payments made to Executive under the Employment Agreement on or subsequent to the date of the failure, (ii) obtain an injunction and/or (iii) exercise any and all other remedies available by law.
                         (c)          Notwithstanding the foregoing subsection (b), Executive  will have no liability or responsibility for: (i) inadvertent disclosure or use of the Information if (x) he uses the same degree of care in safeguarding the Information that the Company uses to safeguard information of like importance and (y) upon discovery of such inadvertent disclosure or use of such material, Executive immediately uses his best efforts, including the commencement of litigation, if necessary, to prevent any use thereof by the person or persons to whom it has been disclosed and to prevent any further incidental disclosure thereof; and (ii) , disclosure of Information (x) that is required by law, (y) that is made pursuant to a proper subpoena from a court or administrative agency of competent jurisdiction from a court or administrative agency of competent jurisdiction or (z) that is made upon written demand of an official involved in regulating Executive if before disclosure is made, Executive immediately notifies the Company of the requested disclosure by the most immediate means of communication available and confirms in writing such notification within one business day thereafter.
          20.         Notice.   All notices, consents, requests, approvals or other communications in connection with this Agreement and all legal process in regard hereto shall be in writing and shall be deemed validly delivered, if delivered personally or sent by certified mail, postage prepaid.  Unless changed by written notice pursuant hereto, the address of each party for the purposes hereof is as follows:

If to Executive :	If to the Company :
Matthew S. Lanigan	9320 Lakeside Boulevard , Suite 100
102 E. Bracebridge Circle	The Woodlands, Texas 77381
The Woodlands, Texas 77382	Attn: Chief Executive Officer
Notice given by mail as set out above shall be deemed delivered only when actually received.
          21.          Descriptive Headings.   The descriptive headings of the several sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.
          22.          Governing Law.   This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Louisiana without regard to conflicts of law principles.

IN WITNESS WHEREOF, the parties have duly executed this Louisiana Unfair Competition, Confidentiality and Non-competition Agreement as of the date first above written.

Signed:/s/ Matthew Lanigan                 Signed: /s/ Paul L Howes
     Matthew S. Lanigan                 Paul L. Howes
President & CEO
Newpark Resources, Inc

ATTACHMENT A-1 (Restricted Areas)
States and areas in which Newpark Resources, Inc. currently does business:

1.	Alabama	26..	Montana
2.	Alaska	27.	Nebraska
3.	Arizona	28.	Nevada
4.	Arkansas	29.	New Hampshire
5.	California	30.	New Jersey
6.	Colorado	31.	New Mexico
7.	Connecticut	32.	New York
8.	Delaware	33.	North Carolina
9.	Florida	34.	North Dakota
10.	Georgia	35.	Ohio
11.	Hawaii	36.	Oklahoma
12.	Idaho	37.	Oregon
13.	Illinois	38.	Pennsylvania
14.	Indiana	39.	Rhode Island
15.	Iowa	40.	South Carolina
16.	Kansas	41.	South Dakota
17.	Kentucky	42.	Tennessee
18.	Louisiana	43.	Texas
19.	Maine	44.	Utah
20.	Maryland	45.	Vermont
21.	Massachusetts	46.	Virginia
22.	Michigan	47.	Washington
23.	Minnesota	48.	West Virginia
24.	Mississippi	49.	Wisconsin
25.	Missouri	50.	Wyoming
Other areas:

9.	The Gulf of Mexico, or what is commonly the “Gulf Coast ”

10.	Western Canada
Louisiana Parishes in which Newpark Resources, Inc currently does business:

1.	Acadia	17.	Lafayette
2.	Allen	18.	Lafourche
3.	Assumption	19.	Livingston
4.	Avoyelles	20.	Plaquemine
5.	Beauregard	21.	Pointe Coupee
6.	Bossier	22.	Rapides
7.	Calcasieu	23.	Richland
8.	Cameron	24.	St. Charles
9.	East Ascension	25.	St. James
10.	East Baton Rouge	26.	St. Landry
11.	Evangeline	27.	St. Martin
12.	Grant	28.	St. Mary
13.	Iberia	29.	St. Tammany
14.	Iberville	30.	Terrebonne
15.	Jeff Davis	31.	Vermilion
16.	Jefferson	32.	Washington

APPENDIX B
TEXAS AND NON-LOUISIANA UNFAIR COMPETITION, CONFIDENTIALITY AND
NON-COMPETITION AGREEMENT
See attached.

TEXAS AND NON-LOUISIANA UNFAIR COMPETITION, CONFIDENTIALITY AND
NON-COMPETITION AGREEMENT
THIS UNFAIR COMPETITION, CONFIDENTIALITY AND NONCOMPETITION AGREEMENT (this “ Ancillary Agreement ”) dated and effective as of April 22, 2016 is made by Matthew S. Lanigan (“ Executive ”) and Newpark Resources, Inc.  (the “ Company ”).
RECITALS:
           WHEREAS , Executive and the Company have entered into an Agreement dated this date (the “ Employment Agreement ”), to which this Agreement is ancillary and incorporated by reference, pursuant to which, among other things, the Company agrees to make certain payments to Executive; and
           WHEREAS , pursuant to the Employment and Settlement Agreement, the Company and Executive have agreed to enter into this Ancillary Agreement; and
           NOW, THEREFORE, in consideration of Executive’s Employment Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Executive and the Company hereby covenant and agree as follows:
          1.           Definitions.   Each capitalized term not defined herein shall have the meaning assigned to that term in the Employment Agreement.
          2.           Confidentiality.   Executive acknowledges that in the course of his relationship with the Company and its related entities Newpark Drilling Fluids, Newpark Mats and Integrated Services, Newpark Canada, and other affiliates (the “ Related Entities ” or referred to collectively with Newpark Resources as the “ Company ”) he will in the future receive certain trade secrets, programs, lists of customers and other confidential or proprietary information and knowledge concerning the business of the Company and its Related Entities (hereinafter collective referred to as “ Confidential Information ”) which the Company desires to protect.  Executive understands that the information is confidential and he agrees not to reveal the Confidential Information to anyone outside the Company so long as the confidential or secret nature of the Confidential Information shall continue, other than such disclosure as authorized by the Company or is made to a person transacting business with the Company who has reasonable need for such Confidential Information.  Executive further agrees that he will at no time use the Confidential Information for or on behalf of any person other than the Company for any purpose.  Executive further agrees to comply with the confidentiality and other provisions set forth in this Agreement, the terms of which are supplemental to any statutory or fiduciary or other obligations relating to these matters.  On the termination of employment or his Employment Agreement, Executive shall surrender to the Company all papers, documents, writings and other property produced by him or coming into his possession by or through his relationship with the Company or relating to the Confidential Information and Executive agrees that all such materials will at all times remain the property of the Company.
          3.           Specific Covenants.
                        (a)           This Agreement.   The terms of this Agreement constitute Confidential Information, which Executive shall not disclose to anyone other than his spouse, attorney, accountant, or as may be required by the Company or by law.
                        (b)           Company Property.   All written materials, customer or other lists or data bases, records, data, and other documents prepared or possessed by Executive during Executive’s employment with the Company are the Company’s property.  All information, ideas, concepts, improvements, discoveries, and inventions that are conceived, made, developed, or acquired by Executive individually or in conjunction with others during Executive’s employment (whether during business hours and whether on the Company’s premises or otherwise) which relate to the Company’s business, products, or services are the Company’s sole and exclusive property.  All memoranda, notes, records, files, correspondence, drawings, manuals, models, specifications, computer programs, maps, and all other documents, data, or materials of any type embodying such information, ideas, concepts, recipes, inventory, prices, improvements, discoveries, and inventions are the Company’s property.  At the termination of Executive’s employment with the Company for any reason, Executive shall return all of the Company’s documents, data, or other Company Property to the Company.  Included in the above are all such data that Executive had access to, over, or possessed.  The Company desires by this Agreement to protect its economic investment in its current and future operations and business.
                        (c)           Confidential Information; Non-Disclosure.   Executive acknowledges and stipulates that the business of the Company is highly competitive, cost and price sensitive, and that he in connection with his work and job have had access to Confidential Information relating to the Company Resource’s businesses and their methods and operations.  For purposes of this Agreement, “ Confidential Information ” means and includes the Company’s confidential and/or proprietary information and/or trade secrets that have been developed or used and/or will be developed and that cannot be obtained readily by third parties from outside sources.  Confidential Information includes, by way of example and without limitation, the following information regarding customers, employees, contractors, its operations and its markets and the industry not generally known to the public; strategies, methods, books, records, and documents; recipes, technical information concerning products, equipment, services, and processes; procurement procedures and pricing techniques; the names of and other information concerning customers and those being solicited to be customers, investors, and business relations (such as contact name, service provided, pricing for that customer, type and amount of product used, credit and financial data, and/or other information relating to the Company’s relationship with that customer); pricing strategies and price curves; positions, plans, and strategies for expansion or acquisitions; budgets; customer lists; research; financial and sales data; raw materials purchasing or trading methodologies and terms; evaluations, opinions, and interpretations of information and data; marketing and merchandising techniques; prospective customers’ names and locations; grids and maps; electronic databases; models; specifications; computer programs; internal business records; contracts benefiting or obligating the Company; bids or proposals submitted to any third party; technologies and methods; training methods and training processes; organizational structure; personnel information, including salaries of personnel; labor or employee relations or agreements; payment amounts or rates paid to consultants or other service providers; and other such confidential or proprietary information.  Information need not qualify as a trade secret to be protected as Confidential Information under this Agreement, and the authorized and controlled disclosure of Confidential Information to authorized parties by Company in the pursuit of its business will not cause the information to lose its protected status under this Agreement.  Executive acknowledges and stipulates that this Confidential Information constitutes a valuable, special, and unique asset used by the Company in its businesses to obtain a competitive advantage over its competitors.  Executive further acknowledges that protection of such Confidential Information against unauthorized disclosure and use is of critical importance to the Company in maintaining its competitive position and economic investment, as well as work for its employees.
                        (d)              Unfair Competition Restrictions.   Executive agrees that for a period of twenty-four (24) months following the date of his termination or such lesser period of time as is the maximum amount permitted by law (“ Restricted Term ”), he will not, directly or indirectly, for himself or for others, anywhere in those areas where the Company currently (including the City of Houston and its surrounding counties, and in those cities or counties or states listed in Attachment “B-1” attached hereto) (the “ Restricted Area ”) conducts or is seeking to conduct business of the same nature as Newpark Resources and its Related Entities, do any of the following, unless expressly authorized by the Chief Executive Officer of the Company: Engage in, or assist any person, entity, or business engaged in, the selling or providing of products or services that would displace the products or services that (i) the Company is currently in the business of providing and was in the business of providing, or is planning to be in the business of providing, at the time of the execution of this Agreement, or (ii) that Executive had involvement in, access to, or received Confidential Information about in the course of employment.  The foregoing is expressly understood to include, without limitation, the business of the manufacturing, selling and/or providing products or services of the same type offered and/or sold by the Company.
          4.          Prohibition on Circumvention.   It is further agreed that during the Restricted Term, Executive cannot circumvent these covenants by alternative means or engage in any of the enumerated prohibited activities in the Restricted Area by means of telephone, telecommunications, satellite communications, correspondence, or other contact from outside the

Restricted Area.  Executive further understands that the foregoing restrictions may limit his ability to engage in certain businesses during the Restricted Term, but acknowledge that these restrictions are necessary to protect the Confidential Information and business interests of the Company.
          5.          Proviso.  It is agreed that these covenants do not prevent Executive from using and offering the general management or other skills that he possessed prior to receiving access to Confidential Information and knowledge from the Company.  This Agreement creates an advance approval process, and nothing herein is intended, or will be construed as, a general restriction against Executive’s pursuit of lawful employment in violation of any controlling state or federal laws.  Executive is permitted to engage in activities that would otherwise be prohibited by this covenant if such activities are determined in the sole discretion of the Board of the Company, and authorized in writing, to be of no material threat to the legitimate business interests of the Company.
          6.          Non-Solicitation of Customers.   For a period of twenty-four (24) months following Executive’s termination of employment or employment agreement, Executive agrees not to call on, service, or solicit competing business from customers of the Company, in the Restricted Area, whom he, within the previous twenty-four (24) months, (i) had or made contact with, or (ii) induce or encourage any such customer or other source of ongoing business to stop doing business with the Company.  This provision does not prohibit Executive from managing or providing other services or products that are not a product or services currently offered by the Company.
          7.          Non-Solicitation of Employees.   For a period of twenty-four (24) months following the date of Executive’s termination of employment or employment agreement, Executive will not, either directly or indirectly, call on, solicit, encourage, or induce any other employee or officer of the Company, whom he had contact with, knowledge of, or association within the course of employment with the Company to discontinue his or his employment, and will not assist any other person or entity in such a solicitation.
          8.          Non-Disparagement.   Executive covenants and agrees he will not engage in any pattern of conduct that involves the making or publishing of written or oral statements or remarks (including, without limitation, the repetition or distribution of derogatory rumors, allegations, negative reports or comments) which are disparaging, deleterious or damaging to the integrity, reputation or good will of the Company or its respective management or products and services.
          9.          Separability of Covenants.   The covenants contained in Section 3 herein constitute a series of separate but ancillary covenants, one for each applicable county in the State of Texas and/or each area of operation in each state, county, and area as set forth in this Agreement or Attachment “B- 1” hereto.  If in any judicial proceeding, a court shall hold that any of the covenants set forth in Section 3 exceed the time, geographic, or occupational limitations permitted by applicable law, Executive and the Company agree that such provisions shall and are hereby reformed to the maximum time, geographic, or occupational limitations permitted by such laws.  Further, in the event a court shall hold unenforceable any of the separate covenants deemed included herein, then such unenforceable covenant or covenants shall be deemed eliminated from the provisions of this Agreement for the purpose of such proceeding to the extent necessary to permit the remaining separate covenants to be enforced in such proceeding.  Executive and the Company further agree that the covenants in Section 3 shall each be construed as a separate agreement independent of any other provisions of this Agreement, and the existence of any claim or cause of action by Executive against the Company, whether predicated on this Agreement or Employment Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of any of the covenants of Section 3.
          10.          Consideration.  Executive acknowledges and agrees that no other consideration for Executive’s covenants in this Agreement, other than that specifically referred to in Section 1 of the Employment Agreement, has or will be paid or furnished to him by the Company or the Related Entities.
          11.          Return of Items.  Upon termination and/or retirement, Executive will return any computer related hardware or software, cell phone, keys, or other data or company property in his possession or control, including all customer list(s), pricing documents, etc., to the Company, except as may be specifically provided for to the contrary in Executive’s Employment Agreement.
          12.          Meaning of Certain Terms.  The parties understand the following phrases to have the following meanings:
                         (a)          The phrase “ carrying on or engaging in a business similar to the business of the Company ” includes engaging, as principal, executive, employee, agent, trustee, advisor, consultant or through the agency of any corporation, partnership, association or agent or agency, in any business which conducts business in competition with the Company (including its Related Entities) or being the owner of more than 1% of the outstanding capital stock of any corporation, or an officer, director, or employee of any corporation or other entity, (other than the Company or a corporation or other entity, affiliated with the Company) or a member or employee or any partnership, or an owner or employee of any other business, which conducts a business or provides a service in the Restricted Area in competition with the Company or any affiliated corporation or other entity.  Moreover, the term also includes (i) directly or indirectly inducing any current customers of the Company, or any affiliated corporation or other entity, to patronize any product or service business in competition with the Company or any affiliated corporation or other entity, (ii) canvassing, soliciting, or accepting any product or service business of the type conducted by the Company or any affiliated corporation or other entity (iii) directly or indirectly requesting or advising any current customers of the Company or any affiliated corporation or other entity, to withdraw, curtail or cancel such customer’s business with the Company or any affiliated corporation or other entity; or (iv) directly or indirectly disclosing to any other person, firm, corporation or entity, the names or addresses of any of the current customers of the Company or any affiliated corporation or other entity or the rates or other terms on which the Company provides services to its customers.  In addition, the term includes directly or indirectly, through any person, firm, association, corporation or other entity with which Executive is now or may hereafter become associated, causing or inducing any present employee of the Company or any affiliated corporation or other entity to leave the employ of the Company or any affiliated corporation or other entity to accept employment with Executive or with such person, firm, association, corporation, or other entity.
                       (b)          The phrase “ a business similar to the business of the Company ” means mat sales and rentals (site construction), and drilling and completion fluids and related businesses.
                       (c)          The phrase “ carries on a like business ” includes, without limitation, actions taken by or through a wholly-owned subsidiary or other affiliated corporation or entity.
                        (d)          All references to the Company shall also be deemed to refer to and include the Related Entities
          13.          Reasonable Restrictions.   Executive represents to the Company that the enforcement of the restrictions contained in this Agreement would not be unduly burdensome to Executive and acknowledges that Executive is willing and able, subject to the Restricted Area as defined herein, to compete in other geographical areas not prohibited by this Agreement.  The parties to this Agreement hereby agree that the covenants contained in this Agreement are reasonable.
          14.          Entire Agreement.   Except with respect to the Employment Agreement executed concurrently herewith, and with respect to certain matters included in a separate Agreement being entered into between Executive and the Company on the date of this Agreement (“ Appendix A and A-1 ”), this Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter of this Agreement and supersedes and is in full substitution for any and all prior agreements and understandings whether written or oral between said parties relating to the subject matter of this Agreement.  This Agreement shall not supersede or substitute for, nor be superseded or substituted by, the Employment Agreement, but shall have full force and effect concurrently therewith.
          15.          Amendment.   This Agreement may not be amended or modified in any respect except by an agreement in writing executed by the parties in the same manner as this Agreement except as provided in Section 18 of this Agreement.

          16.          Assignment.   This Agreement (including, without limitation, Executive’s obligations under Sections 3 and 4) may not be assigned by the Company in a manner inconsistent with 3.8 of Executive’s Employment Agreement without the consent of Executive in connection with the sale, transfer or other assignment of all or substantially all of the capital stock or assets of, or the merger of, the Company provided that the party acquiring such capital stock or assets or into which the company merges assumes in writing the obligations of the Company hereunder and provided further that no such assignment shall release the Company from its obligations hereunder.  This Agreement (including, without limitation, Executive’s obligations under Sections 3 and 4) may not be assigned or encumbered in any way by Executive without the written consent of the Company.
          17.          Successors.   This Agreement (including, without limitation, Executive’s obligations under Sections 3 and 4) shall be binding upon and shall inure to the benefit of and be enforceable by each of the parties and their respective successors and assigns.
          18.          Unenforceable Provisions.   If, and to the extent that, any section, paragraph, part, term and/or provision of this Agreement would otherwise be found null, void, or unenforceable under applicable law by any court of competent jurisdiction, that section, paragraph, part, term and/or provision shall automatically not constitute part of this Agreement.  Each section, paragraph, part, term and/or provision of this Agreement is intended to be and is severable from the remainder of this Agreement.  If, for any reason, any section, paragraph, part, term and/or provision herein is determined not to constitute part of this Agreement or to be null, void, or unenforceable under applicable law by any court of competent jurisdiction, the operation of the other sections, paragraphs, parts, terms and/or provisions of this Agreement as may remain otherwise intelligible shall not be impaired or otherwise affected and shall continue to have full force and effect and bind the parties hereto.
          19.          Remedies.
                         (a)          Executive agrees that a breach or violation of Section 3 or 4 of this Agreement by Executive shall entitle the Company as a matter of right, to an injunction, without necessity of posting bond, issued by any court of competent jurisdiction, restraining any further or continued breach or violation of such provisions.  Such right to an injunction shall be cumulative and in addition, and not in lieu of, any other remedies to which the Company may show themselves justly entitled, including, but not limited to, specific performance and damages.  The parties specifically agree that the remedy of damages alone is inadequate.
                          (b)          In the event that Executive knowingly and intentionally fails in any material respect to perform any of his material obligations under this Agreement, the Company may elect (i) to cease any payments due under the Employment Agreement and recover all payments made to Executive under the Employment Agreement on or subsequent to the date of the failure, (ii) obtain an injunction and/or (iii) exercise any and all other remedies available by law.
Notwithstanding the foregoing subsection (b), Executive  will have no liability or responsibility for: (i) inadvertent disclosure or use of the Information if (x) he uses the same degree of care in safeguarding the Information that the Company uses to safeguard information of like importance and (y) upon discovery of such inadvertent disclosure or use of such material, Executive immediately uses his best efforts, including the commencement of litigation, if necessary, to prevent any use thereof by the person or persons to whom it has been disclosed and to prevent any further incidental disclosure thereof; and (ii) , disclosure of Information (x) that is required by law, (y) that is made pursuant to a proper subpoena from a court or administrative agency of competent jurisdiction from a court or administrative agency of competent jurisdiction or (z) that is made upon written demand of an official involved in regulating Executive if before disclosure is made, Executive immediately notifies the Company of the requested disclosure by the most immediate means of communication available and confirms in writing such notification within one business day thereafter.
          20.          Notice.   All notices, consents, requests, approvals or other communications in connection with this Agreement and all legal process in regard hereto shall be in writing and shall be deemed validly delivered, if delivered personally or sent by certified mail, postage prepaid.

Unless changed by written notice pursuant hereto, the address of each party for the purposes hereof is as follows:

If to Executive :	If to the Company :
Matthew S. Lanigan	9320 Lakeside Boulevard, Suite 100
102 E. Bracebridge Circle	The Woodlands, Texas 77381
The Woodlands, Texas 77382	Attn: Chief Executive Officer

Notice given by mail as set out above shall be deemed delivered only when actually received.
          21.          Descriptive Headings.   The descriptive headings of the several sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.
          22.          Governing Law.   This Appendix B shall be governed by and construed and enforced in accordance with the laws of the State of Texas (other than the choice of law principles thereof).

  IN WITNESS WHEREOF, the parties have duly executed this Unfair Competition, Confidentiality and Non-competition Agreement as of the date first above written.

Signed:/s/ Matthew S. Lanigan                Signed: /s/ Paul L. Howes
Matthew S. Lanigan                     Paul L. Howes
(Executive)                        President & CEO
Newpark Resources, Inc

ATTACHMENT B-1 (Restricted Areas)
Areas in which Newpark Resources, Inc. currently does business:

1.	Alabama	26.	Montana
2.	Alaska	27.	Nebraska
3.	Arizona	28.	Nevada
4.	Arkansas	29.	New Hampshire
5.	California	30.	New Jersey
6.	Colorado	31.	New Mexico
7.	Connecticut	32.	New York
8.	Delaware	33.	North Carolina
9.	Florida	34.	North Dakota
10.	Georgia	35.	Ohio
11.	Hawaii	36.	Oklahoma
12.	Idaho	37.	Oregon
13.	Illinois	38.	Pennsylvania
14.	Indiana	39.	Rhode Island
15.	Iowa	40.	South Carolina
16.	Kansas	41.	South Dakota
17.	Kentucky	42.	Tennessee
18.	Louisiana	43.	Texas
19.	Maine	44.	Utah
20.	Maryland	45.	Vermont
21.	Massachusetts	46.	Virginia
22.	Michigan	47.	Washington
23.	Minnesota	48.	West Virginia
24.	Mississippi	49.	Wisconsin
25.	Missouri	50.	Wyoming
Other states or areas in which Newpark Resources, Inc currently does business:

9.	Western Canada

10.	Gulf of Mexico (off the “ Gulf Coast ”)

Texas Counties in which Newpark Resources, Inc currently does business:

1.	Andrews	21.	Ector	41.	Karnes	61.	Panola	81.	Upton
2.	Aransas	22.	Fayette	42.	Kenedy	62.	Pecos	82.	Val Verde
3.	Austin	23.	Fort Bend	43.	Kleberg	63.	Polk	83.	Victoria
4.	Bee	24.	Freestone	44.	Lavaca	64.	Reagan	84.	Waller
5.	Bienville	25.	Gaines	45.	Leon	65.	Reeves	85.	Washington
6.	Borden	26.	Galveston	46.	Liberty	66.	Robertson	86.	Webb
7.	Brazoria	27.	Glasscock	47.	Limestone	67.	Roosevelt	87.	Wharton
8.	Brazos	28.	Goliad	48.	Live Oak	68.	Rusk	88.	Winkler
9.	Brooks	29.	Gregg	49.	Loving	69.	San Patricio	89.	Yoakum
10.	Burleson	30.	Hardin	50.	Lubbock	70.	Schleicher	90.	Zapata
11.	Calhoun	31.	Harris	51.	Marion	71.	Scurry
12.	Cameron	32.	Harrison	52.	Matagorda	72.	Shelby
13.	Chambers	33.	Hidalgo	53.	McMullen	73.	Snyder
14.	Cochran	34.	Hockley	54.	Montgomery	74.	Starr
15.	Colorado	35.	Houston	55	Motley	75	Sterling
16.	Crane	36.	Howard	56.	Nacogdoches	76.	Terrell
17.	Crockett	37.	Jackson	57.	Navarro	77.	Terry
18.	Culberson	38.	Jefferson	58.	Newton	78.	Titus
19.	Dewitt	39.	Jim Hogg	59.	Nueces	79.	Tom Green
20.	Duval	40.	Jim Wells	60.	Orange	80.	Upshur

APPENDIX C
INDEMNIFICATION AGREEMENT
See attached.

INDEMNIFICATION AGREEMENT
This Indemnification Agreement (the “Agreement”) is made effective this 22 day of April, 2016, by and between NEWPARK RESOURCES, INC. a Delaware corporation (the “Company”), and Matthew S. Lanigan (“Indemnitee”), with reference to the following:

    A.    Indemnitee is currently serving as an officer of the Company, and the Company wishes Indemnitee to continue to serve in such capacity.
    B.    The Certificate of Incorporation, as amended, and the Bylaws, as amended, of the Company provide that the Company shall indemnify its “agents” (as defined herein), including directors and officers, against specified expenses and losses arising as a result of their services as such agents, to the fullest extent permitted by the Delaware General Corporation Law (the “GCL”).
    C.    Section 145(f) of the GCL provides that the indemnification provisions of the GCL are not exclusive of any rights to which a person seeking indemnification may be entitled under the Certificate of Incorporation or Bylaws of a corporation or under an agreement providing for indemnification. As part of the inducement to Indemnitee to serve as an officer of the Company, the Company promised to enter into this Agreement with Indemnitee.
    NOW, THEREFORE, as an inducement to Indemnitee to serve or to continue to serve as an officer of the Company, the Company agrees with Indemnitee as follows:
1.Indemnification Rights.
1.1Indemnification. The Company shall indemnify Indemnitee if Indemnitee was or is or becomes a party to or witness or other participant in, or is threatened to be made a party to or witness or other participant in, any threatened, pending or completed action, suit, proceeding or alternative dispute resolution mechanism, or any hearing, inquiry or investigation that Indemnitee in good faith reasonably believes might lead to the institution of any such action, suit, proceeding or alternative dispute resolution mechanism, whether civil, criminal, administrative, investigative or other (hereafter, a “Claim”) (including but not limited to a proceeding by or in the right of the Company to procure a judgment in its favor) by reason of the fact that Indemnitee is or was an agent of the Company or of any other entity or enterprise for which Indemnitee served at the request of the Company, against any and all judgments, fines, penalties, amounts paid in settlement (if such settlement is approved in advance by the Company, such approval not to be unreasonably withheld) of any Claim and any federal, state, or local taxes imposed on Indemnitee as a result of the actual or deemed receipt of any payments under this Agreement (collectively, hereinafter “Losses”), which Losses shall also include all attorneys’ fees and all other costs, expenses and obligations incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, be a witness or participant in, any such action, suit, proceeding, alternative dispute resolution mechanism, hearing, inquiry or investigation (collectively, hereinafter “Expenses”) if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in the best interests of the Company and its subsidiaries, and, in the case of a criminal proceeding, had no reasonable cause to believe that Indemnitee’s conduct was unlawful. The termination of any proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that Indemnitee did not act in good faith and in a manner which Indemnitee reasonably believed to be in the best interests of the Company and its subsidiaries or that the Indemnitee had reasonable cause to believe that the Indemnitee’s conduct was unlawful.

1.2Contribution. If the indemnification provided for in Section 1.1 above is for any reason held by a court of competent jurisdiction to be unavailable to an Indemnitee in respect of any losses, claims, damages, expenses or liabilities referred to therein (after a final judicial determination is made with respect thereto, and as to which all rights of appeal therefrom have been exhausted or lapsed), then the Company, in lieu of indemnifying Indemnitee thereunder, shall contribute to the amount paid or payable by Indemnitee as a result of such losses, claims, damages, expenses or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Company and Indemnitee in connection with the action or inaction that resulted in such losses, claims, damages, expenses or liabilities, or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company and Indemnitee in connection with the action or inaction that resulted in such losses, claims, damages, expenses or liabilities, as well as any other relevant equitable considerations. The Company and Indemnitee agree that it would not be just and equitable if contribution pursuant to this Section 1.2 were determined by pro rata or per capita allocation or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding sentence.
1.3Survival Regardless of Investigation. The indemnification and contribution provided for herein will remain in full force and effect regardless of any investigation made by or on behalf of Indemnitee or any officer, director, employee, agent or controlling person of Indemnitee.
2.Mandatory Payment of Losses. To the extent that Indemnitee has been successful on the merits in defense of any action, suit, proceeding, inquiry or investigation referred to in Section 1.1 or in defense of any claim, issue or matter therein, Indemnitee shall be indemnified against all Losses incurred by Indemnitee in connection therewith to the fullest extent allowed by law.
3.Expenses; Indemnification Procedure.
3.1    Advance of Expenses. At the times specified in Section 3.4(a) hereof, the Company shall advance all expenses incurred by Indemnitee in defending any proceeding prior to the final disposition of such proceeding. Indemnitee hereby undertakes to repay such amounts advanced if it shall be determined ultimately that Indemnitee is not entitled to be indemnified by the Company. No other form of undertaking shall be required other than the execution of this Agreement.
3.2    Notice/Cooperation by Indemnitee. As a condition precedent to Indemnitee’s right to be indemnified under this Agreement, Indemnitee shall give the Company notice in writing as soon as practicable of any claim made against Indemnitee for which indemnification will or could be sought under this Agreement. Notice to the Company shall be directed to the Secretary of the Company at the address shown on the signature page of this Agreement (or such other address as the Company shall designate in writing to Indemnitee). Delay in providing notice shall not preclude Indemnitee from asserting his rights under this Agreement unless, and only to the extent that, such delay causes actual loss to the Company. Indemnitee shall give the Company such information and cooperation as it may reasonably require and as shall be within Indemnitee’s reasonable ability to provide.
3.3    Determination of Standard of Conduct.
(a)It shall be a defense to any claim by Indemnitee for indemnification hereunder and to any action brought by Indemnitee pursuant to Section 3.4(a)

(other than a claim or action to enforce a claim for expenses incurred in connection with any proceeding in advance of its final disposition) that Indemnitee has not met the standard of conduct which makes it permissible for the Company to indemnify Indemnitee for the amount claimed, but the burden of proving such defense (by clear and convincing evidence) shall be on the Company, and Indemnitee shall be entitled to receive interim payments of expenses pursuant to Section 3.1 unless and until such defense is finally adjudicated by court order or judgment from which no further right of appeal exists. It is the parties’ intention that, if the Company contests Indemnitee’s right to indemnification, the question of Indemnitee’s right to indemnification shall be for the court to decide, and neither the failure of the Company (including its Board of Directors, any committee or subgroup of the Board of Directors, independent legal counsel, or its stockholders) to have made a determination that indemnification is proper in the circumstances because Indemnitee has met the applicable standard of conduct, nor an actual determination by the Company (including its Board of Directors, any committee or subgroup of the Board of Directors, independent legal counsel, or its stockholders) that Indemnitee has not met such standard of conduct, shall create a presumption that Indemnitee has or has not met the applicable standard of conduct. Except as provided in Sections 2 and 3.1, Indemnitee shall be indemnified by the Company under this Agreement unless it shall be determined by a court of competent jurisdiction that indemnification of Indemnitee is improper under the circumstances of the particular proceeding because the Indemnitee has not met the applicable standard of conduct set forth in Section 1.
(b)No indemnification or advance shall be made under this Agreement, except as provided in Section 2 or Section 3.1, in any circumstance where it appears that it would be inconsistent with any condition expressly imposed by a court in approving a settlement.
3.4    Certain Procedural Matters.
(a)Any indemnification and advances provided for in this Agreement shall be made no later than thirty (30) days after receipt of the written request of Indemnitee. If a claim under this Agreement, under any statute, or under any provision of the Company’s Certificate of Incorporation or Bylaws providing for indemnification is not paid in full by the Company within thirty (30) days after a written request for payment thereof has first been received by the Company, Indemnitee may, but need not, at any time thereafter bring an action against the Company to recover the unpaid amount of the claim, and, subject to Section 15 of this Agreement, Indemnitee shall also be entitled to be paid for the expenses of bringing such action.
(b)Notice to Insurers. If, at the time of the receipt of a notice of a claim pursuant to Section 3.2 hereof, the Company has director and officer liability insurance in effect, the Company shall give prompt notice of the commencement of such proceeding to the insurers in accordance with the procedures set forth in the respective policies. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of the Indemnitee, all amounts payable as a result of such proceeding in accordance with the terms of such policies. If the Company fails to take such action on Indemnitee’s behalf, Indemnitee may do so, whereupon the Company shall indemnify Indemnitee against all expenses incurred by Indemnitee in connection with any proceeding brought by Indemnitee against the insurers for recovery under any such insurance.
(c)Selection of Counsel. The Company shall be entitled to assume the defense of any proceeding with respect to which it is obligated to advance expenses pursuant to Section 3.1, with counsel reasonably satisfactory to Indemnitee, upon the delivery to Indemnitee of written notice of its election to do so. After delivery of such notice, approval of such counsel by Indemnitee and the retention of such counsel by the Company, the Company will not be liable to advance counsel fees to Indemnitee with respect to the same proceeding, provided that (i) Indemnitee shall have the right to employ his or her counsel in any such proceeding at Indemnitee’s expense; and (ii) if (A) the employment of counsel by Indemnitee has been previously authorized by the Company, (B) Indemnitee shall have reasonably concluded that there may be a conflict of interest between the Company and Indemnitee in the conduct of any such defense, or (C) the Company shall not, in fact, have employed counsel to assume the defense of such proceeding, then the fees and expenses of Indemnitee’s counsel shall be at the expense of the Company.
(d)Settlement of Claims. The Company shall not be liable to Indemnitee under this Agreement for any amounts paid in settlement of any threatened or pending claim related to an event that is indemnifiable hereunder effected without the Company’s prior written consent, which shall not be unreasonably withheld. The Company shall not settle any such claim in any manner that would impose any losses on the Indemnitee that are not indemnified hereunder without the Indemnitee’s prior written consent.
4.Additional Indemnification Rights; Non-exclusivity.
4.1    Scope. Notwithstanding any other provision of this Agreement, the Company hereby agrees to indemnify the Indemnitee to the fullest extent permitted by law (in effect at any time between the date the Indemnitee became an agent of the Company and the date the claim is resolved) notwithstanding that such indemnification is not specifically authorized by the other provisions of this Agreement, the Company’s Certificate of Incorporation, Bylaws or by statute. In the event of any change after the date of this Agreement in any applicable law, statute or rule which expands the right of a Delaware corporation to indemnify a member of its Board of Directors or an officer or other agent, it is the intent of the parties hereto that Indemnitee shall enjoy by this Agreement the greater benefits afforded by such change. In the event of any change in any applicable law, statute or rule which narrows the right of a Delaware corporation to indemnify a member of its Board of Directors or an officer or other agent, such changes, to the extent not otherwise required by such law, statute or rule to be applied to this Agreement, shall have no effect on this Agreement or the parties’ rights and obligations hereunder.
4.2    Other Rights Authorized. The indemnification provided by this Agreement shall not be exclusive of (a) any additional rights to indemnification for breach of duty to the Company and its stockholders while acting in the capacity of a director, officer, agent or employee of the Company or of any other entity or enterprise for which Indemnitee served at the request of the Company or (b) any other rights to which Indemnitee may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in Indemnitee’s official capacity and as to action in another capacity while holding such office, in each case, to the extent such additional rights to indemnification are authorized in the Company’s Certificate of Incorporation. The indemnification provided under this Agreement shall continue as to Indemnitee for any action taken or not taken while serving in an indemnified capacity even though Indemnitee may have ceased to serve in such capacity at the time of any covered proceeding.
5.Partial Indemnification. If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of the expense, judgments, fines or penalties actually or reasonably incurred by him or her in the investigation, defense, appeal or settlement of any civil or criminal action, suit or proceeding, but not for the total amount thereof, the Company shall nevertheless indemnify Indemnitee for the portion of such expenses, judgments, fines or penalties to which Indemnitee is entitled.

6.Mutual Acknowledgement. Both the Company and Indemnitee acknowledge that in certain instances, Federal law or applicable public policy may prohibit the Company from indemnifying its directors, officers and agents under this Agreement or otherwise. Indemnitee understands and acknowledges that the Company has undertaken or may be required in the future to undertake with the Securities and Exchange Commission to submit the question of indemnification to a court in certain circumstances for a determination of the Company’s right under public policy to indemnify Indemnitee.
7.Charter Provisions. The Company at all times shall have and maintain in its Certificate of Incorporation or Bylaws, or both, as necessary in order to be effective under the GCL, provisions for exculpating directors from liability and for indemnifying officers, directors, employees and agents, in each case to the fullest extent permitted under the GCL, which provisions shall not be amended except as required by applicable law or except to make changes, permitted by law, that would enlarge Indemnitee’ s right of indemnification.
8.Officer and Director Liability Insurance. For the duration of Indemnitee’s service as an officer of the Company, and thereafter for so long as Indemnitee shall be subject to any pending Claim for which Indemnitee is entitled to indemnification by the Company, the Company shall use commercially reasonable efforts (taking into account the scope and amount of coverage available relative to the cost thereof) to continue to maintain in effect policies of directors’ and officers’ liability insurance providing coverage that is at least substantially comparable in scope and amount to that provided by the Company’s current policies of directors’ and officers’ liability insurance. In all policies of directors’ and officers’ liability insurance maintained by the Company, Indemnitee shall be named as an insured in such a manner as to provide Indemnitee the same rights and benefits as are provided to the most favorably insured of the Company’s officers by such policy. Upon request, the Company will provide to Indemnitee copies of all directors’ and officer’s liability insurance applications, binders, policies, declarations, endorsements and other related materials. The Company shall not be liable under this Agreement to make any payment to Indemnitee in respect of any Losses to the extent Indemnitee has otherwise received payment under any insurance policy of the amounts otherwise indemnifiable by the Company hereunder.
9.Severability. Nothing in this Agreement is intended to require or shall be construed as requiring the Company to do or fail to do any act in violation of applicable law. The Company’s inability, pursuant to court order, to perform its obligations under this Agreement shall not constitute a breach of this Agreement. The provisions of this Agreement shall be severable as provided in this Section 9. If this Agreement or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify Indemnitee to the full extent permitted by any applicable portion of this Agreement that shall not have been invalidated, and the balance of this Agreement not so invalidated shall be enforceable in accordance with its terms.
10.Exceptions. Any other provision herein to the contrary notwithstanding, the Company shall not be obligated pursuant to the terms of this Agreement:
10.1    To indemnify for Losses or advance Expenses to Indemnitee with respect to proceedings or claims initiated or brought voluntarily by Indemnitee and not by way of defense, except with respect to proceedings brought to establish or enforce a right to indemnification under this Agreement, the Company’s Certificate of Incorporation or Bylaws or any other statute or law or otherwise as required or permitted under Section 145 of the GCL, but such indemnification of Losses or advancement of Expenses may be provided by the Company in specific cases if the Board of Directors has approved the initiation or bringing of such suit; or

10.2    To indemnify Indemnitee for any Losses or Expenses incurred by the Indemnitee with respect to any proceeding instituted by Indemnitee to enforce or interpret this Agreement, if a court of competent jurisdiction determines that each of the material assertions made by the Indemnitee in such proceeding was not made in good faith or was frivolous; or
10.3    To indemnify Indemnitee for Expenses or liabilities or Losses of any type whatsoever (including, but not limited to, judgments, fines, ERISA excise taxes or penalties, and amounts paid in settlement) which have been paid directly to Indemnitee by an insurance carrier under a policy of officers’ and directors’ liability insurance maintained by the Company; or
10.4    To indemnify Indemnitee for Expenses and the payment of profits arising from the purchase and sale by Indemnitee of securities in violation of Section 16(b) of the Securities Exchange Act of 1934, as amended, or any similar successor statute; or
10.5    To indemnify Indemnitee for any act, omission or transaction listed in the exceptions to waiver of personal liability of a director set forth in Section 102(b)(7) of the GCL; or
10.6    To indemnify Indemnitee for Losses or advance Expenses for Indemnitee’s reimbursement to the Company of any bonus or other incentive-based or equity-based compensation previously received by Indemnitee or payment of any profits realized by Indemnitee from the sale of securities of the Company, as required in each case under the Exchange Act (including any such reimbursements under Section 304 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) in connection with an accounting restatement of the Company or the payment to the Company of profits arising from the purchase or sale by Indemnitee of securities in violation of Section 306 of the Sarbanes-Oxley Act).
11.Construction of Certain Phrases.
11.1    For purposes of this Agreement, “agent” means any person who is or was a director, officer, employee or other agent of the Company, or is or was serving at the request of the Company as a director, member of a committee of the Board of Directors, officer, employee or agent of another foreign or domestic corporation which was a predecessor corporation of the Company or of another enterprise at the request of such predecessor corporation; and “proceeding” means any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative.
11.2    For purposes of this Agreement, “person” means any individual, and any domestic or foreign corporation, partnership, association, trust or other entity or organization, including a government or political subdivision or any agency or instrumentality thereof; and “predecessor or acquired person” means a person which was a predecessor of the Company or a majority of whose equity interests or assets is or was acquired by the Company.
11.3    For purposes of this Agreement, references to the “Company” shall include any subsidiary of the Company and, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that if Indemnitee is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, Indemnitee shall stand in the same position under the provisions of this Agreement with respect to the resulting or surviving corporation as Indemnitee would have with respect to such constituent corporation if its separate existence had continued.
11.4    For purposes of this Agreement, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on Indemnitee with respect to an employee benefit plan; and references to “serving at the request of the Company” shall include any service as a director, member of a committee of the Board of Directors, officer, employee or agent of the Company which imposes duties on, or involves services by, such director, officer, employee or agent with respect to any employee benefit plan, its participants, or beneficiaries; and if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in the best interests of the participants and beneficiaries of an employee benefit plan, Indemnitee shall be deemed to have acted in a manner “not opposed to the best interests of the Company” as referred to in this Agreement.
12.Duration. All agreements and obligations of the Company contained herein shall continue during the period that Indemnitee is a director of the Company (or is serving at the request of the Company as a director, officer, employee, member, trustee or agent of any other enterprise) and shall continue thereafter (i) so long as Indemnitee may be subject to any possible claim relating to any matter for which Indemnitee is entitled to indemnification hereunder and (ii) throughout the pendency of any proceeding (including any rights of appeal thereto) commenced by Indemnitee to enforce or interpret his rights under this Agreement, even if, in either case, he may have ceased to serve in such capacity at the time of any such claim or proceeding.
13.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original.
14.Successors and Assigns. This Agreement shall be binding upon the Company and its successors and assigns, and shall inure to the benefit of Indemnitee and the heirs, executors, and administrators of the Indemnitee.
15.Attorneys’ Fees. In the event that any action is instituted by Indemnitee under this Agreement to enforce or interpret any of the terms hereof, Indemnitee shall be entitled to be paid all court costs and expenses, including reasonable attorneys’ fees, incurred by Indemnitee with respect to such action, unless as a part of such action, the court of competent jurisdiction determines that each of the material assertions made by Indemnitee as a basis for such action was not made in good faith or was frivolous. In the event of an action instituted by or in the name of the Company under this Agreement, or to enforce or interpret any of the terms of this Agreement, Indemnitee shall be entitled to be paid all court costs and expenses, including attorneys’ fees, incurred by Indemnitee in defense of such action (including with respect to Indemnitee’s counterclaims and cross-claims made in such action), unless as a part of such action the court determines that each of Indemnitee’s material defenses to such action was not made in good faith or was frivolous.
16.Notice. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed duly given (a) if delivered by hand and receipted for by the party addressed, on the date of such receipt, or (b) if mailed by domestic certified or registered mail with postage prepaid, on the third business day after the date postmarked. Addresses for notice to either party are as shown on the signature page of this Agreement, or as subsequently modified by written notice.

17.Choice of Law. This Agreement shall be governed by and its provisions construed in accordance with the laws of the State of Delaware, as applied to contracts between Delaware residents entered into and to be performed entirely within Delaware.
18.Subrogation. In the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee who shall execute all documents required and shall do all acts that may be necessary to secure such rights and to enable the Company effectively to bring suit to enforce such rights.
19.Amendment and Termination. No amendment, modification, termination or cancellation of this Agreement shall be effective unless it is in writing signed by all parties hereto.

No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.
    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                    NEWPARK RESOURCES, INC. (the “Company”)
                    9320 Lakeside Blvd., Suite 100
                    The Woodlands, Texas 77381

                    By:/s/ David C. Anderson
                     David C. Anderson, Chairman of the Board

AGREED TO AND ACCEPTED:

/s/ Matthew S. Lanigan (“Indemnitee”)
Name: Matthew S. Lanigan
Address: 102 E. Bracebridge Circle
     The Woodlands, Texas 77382

APPENDIX D
CHANGE IN CONTROL AGREEMENT
[See attached]

April 22, 2016
Matthew S. Lanigan    PERSONAL AND
102 E. Bracebridge Circle    CONFIDENTIAL
The Woodlands, TX 77382
Dear Matthew,
Newpark Resources, Inc., a Delaware corporation (“Newpark”), considers you a valuable executive, and the Board of Directors (the “Board”) has authorized certain actions to reinforce and encourage your attention and dedication to your duties without distraction if Newpark should become the target of a hostile takeover attempt or enter into negotiations that could lead to a change in control of Newpark.
This letter (the “Agreement”) sets forth the understanding between you and Newpark concerning the continuation of your employment in connection with a “Change in Control” or “Potential Change in Control” and the “Termination Benefit” you will receive if your employment with Newpark is “Terminated” by Newpark without “Cause” or by you for “Good Reason” during an “Employment Period,” as those terms are defined in Annex A attached to this letter.
This Agreement is entered into with the understanding between you and Newp ark that you will have knowledge or otherwise be notified of a Change in Control or Potential Change in Control, or the Termination thereof, at the time it occurs.
1.Definitions. Capitalized terms used in this Agreement are defined in Annex A attached hereto and hereby incorporated into this Agreement by reference and in Section 14 hereof.
2.Consideration; Termination During Employment Period.
2.1    Subject to the terms and conditions of this Agreement, you agree that you will not resign from Newpark during an Employment Period except for Good Reason.
2.2    Newpark shall pay you the Termination Benefit if (1) your employment with Newpark is Terminated by your resignation for Good Reason or (2) your employment with Newpark is Terminated by Newpark (i) not for Cause, (ii) by the independent exercise of Newpark’s unilateral authority, (iii) not due to your implicit or explicit request, (iv) when you are both willing and able to continue the performance of your duties (and, without limiting the foregoing, therefore not by reason of your death or your failure to return to the full-time performance of your duties after the end of a Disability Period), and (v) such Termination otherwise constitutes an “involuntary separation from service” within the meaning of Section 409A of the Code and the regulations thereunder.

2.3    If your employment with Newpark is Terminated by Newpark during an Employment Period for Cause, Newpark shall give you written notice of Termination specifying the facts and circumstances constituting such Cause.
3.Compensation Upon Termination or During Disability.
3.1    During any Disability Period occurring during an Employment Period, you shall continue to receive your full base salary at the rate then in effect and on the dates and at the intervals as your base salary would be payable under Newpark’s payroll practices at that time, unless and until your employment is Terminated.
3.2    If your employment is Terminated by Newpark for Cause, Newpark shall pay you your full base salary at the rate then in effect through the date of Termination, together with any severance pay, vacation pay and sick leave pay to which you are entitled in accordance with Newpark policy. Unless otherwise required under Paragraph 9, all of the amounts to which you are entitled under this Paragraph 3.2 shall be paid in a single lump sum payment made to you on or before the thirtieth day following the date of Termination. Neither this provision nor any payment made by Newpark in accordance herewith shall constitute waiver of Newpark’s right to recover from you any damages caused by your conduct which constituted Cause for such Termination and any similar conduct.
3.3    If you become entitled to the Termination Benefit in accordance with Paragraph 2.2, you shall receive, in addition to the Termination Benefit, your full base salary at the rate then in effect through the date of Termination, plus a pro-rated annual bonus through the date of Termination. The Termination Benefit shall be in lieu of any severance pay, vacation pay and sick leave pay to which you would otherwise be entitled in accordance with Newpark policy. Unless otherwise required under Paragraph 9, all of the amounts to which you are entitled under this Paragraph 3.3 shall be paid in a single lump sum payment made to you on or before the thirtieth day following the date of Termination.
3.4    If you become entitled to the Termination Benefit in accordance with Paragraph 2.2, all unexpired unexercised stock options (“Options”), if any, granted to you prior to a Change in Control under any stock option plan of Newpark or otherwise, shall become exercisable in full on the day preceding the date of Termination, whether or not they would have been fully exercisable but for this provision, and shall remain exercisable during their original exercise period or for a period of three (3) years from the date of Termination whichever is the shorter, whether or not they would remain exercisable for such period but for this provision.
3.5    If you become entitled to the Termination Benefit in accordance with Paragraph 2.2, all unvested shares of restricted stock and all deferred compensation amounts, including restricted stock or deferred compensation subject to vesting based on time or achieving performance criteria, if any, granted or awarded to you prior to a Change in Control under any stock plan or deferred compensation plan of Newpark or otherwise, shall become vested in full on the day preceding the date of Termination and all restrictions thereon shall lapse, whether or not they would have been vested in full but for this provision. Newpark shall promptly deliver all such shares to you, and all such deferred compensation shall be paid to you in a lump sum on the date of Termination.
3.6    If you become entitled to the Termination Benefit in accordance with Paragraph 2.2, Newpark shall continue to provide you and your eligible family members, based on the cost sharing arrangement between you and Newpark on the date of Termination, with life insurance, medical and dental health benefits and Disability coverage and benefits at least equal to those which would have been provided to you if your employment had not Terminated for a period of 24 months. Notwithstanding the foregoing, if you become re-employed and are eligible to receive life insurance, medical and dental health benefits and Disability coverage and benefits under another employer’s plans, Newpark’s obligations under this paragraph shall be reduced to the extent of any such coverage and benefits. You agree to promptly report any such coverage and benefits to Newpark. If you are ineligible under the terms of Newpark’s benefit plans or programs to continue to be so covered, Newpark shall provide you with substantially equivalent coverage through other sources or will reimburse you for the cost of obtaining such coverage and benefits.
3.7    If you become entitled to the Termination Benefit in accordance with Paragraph 2.2, Newpark shall provide you with outplacement services, payable by Newpark, with an aggregate cost not to exceed $10,000 with an executive outplacement service firm reasonably acceptable to you and Newpark.
3.8    Except as provided in Paragraph 3.6, you shall not be required to mitigate the amount of any Termination Benefit by seeking other employment or otherwise, nor shall the amount of any Termination Benefit be reduced by any compensation earned by you as the result of employment by another employer, or otherwise.
3.9    Except as expressly provided otherwise herein, none of the provisions of this Agreement is intended to curtail or limit in any way any contractual rights which you may have under any plan in which you are eligible to participate or under any agreement binding on Newpark to which you are a party, and all such contractual rights shall survive the execution of this Agreement and any Change in Control. The Termination Benefit shall not be considered compensation for any benefit calculation or other purpose under any retirement plan or other benefit plan maintained by Newpark.
4.Successors; Binding Agreement. This Agreement shall be binding on and inure to the benefit of Newpark and any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Newpark. This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
5.Termination of Agreement. For Officers with Employment Agreements this contract may only be Terminated in accordance with the provisions of that agreement. For other employees, Newpark may Terminate this Agreement effective at any time, by notice to you, if no Change in Control has occurred prior to the giving of such notice, and no Potential Change in Control then exists. Once Terminated, this Agreement shall have no further force or effect.
6.Notices. All notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt. Notices to Newpark shall be directed to the attention of the Secretary of Newpark.
7.Amendments; Waivers. No provision or term of this Agreement may be supplemented, amended, modified, waived or Terminated except in a writing duly executed by all parties intended to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided. Failure of a party to insist on strict compliance with any of the terms and conditions of this Agreement shall not be deemed a waiver of any such terms and conditions.
8.Coordination of Benefits. In the event that the Employee is entitled to benefits following Termination under any Employment Agreement with Newpark, the Employee shall have the right to elect whether to receive such benefits under this Agreement or any Employment Agreement, but not both.
9.Section 409A.
9.1    If Executive is a “key employee,” as defined in Section 416(i) of the Code (without regard to paragraph 5 thereof), except to the extent permitted under Section 409A of the Code, no benefit or payment that is subject to Section 409A of the Code (after taking into account all applicable exceptions to Section 409A of the Code, including but not limited to the exceptions for short-term deferrals and for “separation pay only upon an involuntary separation from service”) shall be made under this Agreement on account of the Executive’s “separation from service,” as defined in Section 409A of the Code, with the Company until the later of the date prescribed for payment in this Agreement and the first day of the seventh calendar month that begins after the date of the Executive’s separation from service (or, if earlier, the date of death of the Executive).
9.2    For purposes of Section 409A of the Code (including, but not limited to, to application of the exceptions for short-term deferrals and for “separation pay only upon an involuntary separation from service”), each payment provided for under this Agreement is hereby designated as a separate payment, rather than a part of a larger single payment or one of a series of payments.
9.3    Any amount that Executive is entitled to be reimbursed under this Agreement will be reimbursed to Executive as promptly as practicable and in any event not later than the last day of the calendar year after the calendar year in which the expenses to be reimbursed are incurred, and the amount of the expenses eligible for reimbursement during any calendar year will not affect the amount of expenses eligible for reimbursement in any other calendar year. In addition, any such reimbursement payments described in this Section shall not be subject to liquidation or exchange for any other payment or benefit.
9.4    In the event that Executive is required to execute a release to receive any payments from the Company that constitute nonqualified deferred compensation under Section 409A of the Code, payment of such amounts shall not commence until the sixtieth (60th) day following Executive’s separation from service with the Company. Any installment payments suspended during such sixty (60) day period shall be paid as a single lump sum payment on the first payroll date following the end of such suspension period.
10.No Guarantee of Tax Treatment. The Company makes no representation or warranty, and undertakes no covenant, regarding any federal, state or local tax treatment of amounts or matters subject to this Agreement or any federal, state or local tax treatment applicable to or inapplicable to Executive.
11.Entire Agreement. This Agreement, including Annex A, constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all previous agreements, whether written or oral, relating to the same subject matter. All such previous agreements between the parties hereto are hereby Terminated and shall have no further force or effect.
12.Attorneys’ Fees. In any litigation relating to this Agreement, including litigation with respect to any instrument, document or agreement made under or in connection with this Agreement, the prevailing party shall be entitled to recover its costs and reasonable attorneys’ fees.
13.Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware.
Your rights hereunder shall terminate if the Change in Control Agreement amended hereby is terminated in accordance with the provisions of such Change in Control Agreement.

If this letter correctly sets forth our understanding on the subject matter hereof, kindly sign and return to Newpark the enclosed copy of this letter, which will then constitute our Agreement on this subject.
Very truly yours,
NEWPARK SOURCE INC.
By /s/ Paul L. Howes
Paul L. Howes
President and CEO
Agreed to this 22nd day of April, 2016
/s/ Matthew Lanigan
Matthew S. Lanigan

ANNEX A TO LETTER AGREEMENT
DATED APRIL 22, 2016
The following terms used herein and in letter agreement (the “Agreement”) dated April 22, 2016, between Newpark Resources, Inc., and Matthew S. Lanigan (“Executive”) shall have the following meanings:
“Cause”, when used with reference to Termination of the employment of Executive by Newpark for “Cause”, shall mean:
a)Executive’s conviction by a court of competent jurisdiction of, or entry of a plea of guilty or nolo contendere for an act on the Executive’s part constituting a felony dishonesty, willful misconduct or material neglect by Executive of his obligations under this Agreement that results in material injury to the Company;
b)appropriation (or an overt act attempting appropriation) of a material business opportunity of the Company;
c)theft, embezzlement or other similar misappropriation of funds or property of the Company by Executive;
d)the failure of Executive to follow the reasonable and lawful written instructions or policy of Newpark with respect to the services to be rendered and the manner of rendering such services by Executive, provided Executive has been given reasonable and specific written notice of such failure and opportunity to cure and no cure has been effected or initiated within a reasonable time, but not less than 90 days, after such notice
A “Change of Control” shall be deemed to occur if: (i) a “Takeover Transaction” (as defined below) occurs; or (ii) any election of directors of Newpark takes place (whether by the directors then in office or by the stockholders at a meeting or by written consent) and a majority of the directors in the office following such election are individuals who were not nominated by a vote of two-thirds of the members of the Board of Directors or its nominating committee immediately preceding such election; or (iii) Newpark effectuates a complete liquidation or a sale or disposition of all or substantially all of its assets unless immediately following any such sale or disposition of all or substantially all of its assets the individuals who were members of the Board of Directors of Newpark immediately prior to such transaction continue to constitute a majority of the Board of Directors or other governing body of the surviving corporation or entity (or, in the case of an acquisition involving a holding company, constitute a majority of the Board of Directors or other governing body of the holding company) for a period of not less than twelve (12) months following the closing of such transaction. A “Takeover Transaction” shall mean (i) a merger or consolidation of Newpark with, or an acquisition by Newpark of the equity interests or all or substantially all of the assets of, any other corporation or entity, other than a merger, consolidation or acquisition in which the individuals who were members of the Board of Directors of Newpark immediately prior to such transaction continue to constitute a majority of the Board of Directors or other governing body of the surviving corporation or entity (or, in the case of an acquisition involving a holding company, constitute a majority of the Board of Directors or other governing body of the holding company) for a period of not less than twelve (12) months following the closing of such transaction, or (ii) one or more occurrences or events as a result of which any individual, entity or group (as such term is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) becomes the “beneficial owner” (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of thirty percent (30%) or more of the combined voting power of Newpark’s then outstanding securities.

“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Company” or “Newpark” shall mean Newpark Resource, Inc., and its consolidated subsidiaries and any successor to its business and/or assets which assumes or becomes subject to this Agreement by operation of law or otherwise.
“Disability” shall mean Executive’s full-time absence from his duties with Newpark, as a result of incapacity due to physical or mental illness,
“Disability Period” shall mean a leave of absence for Disability for a period of not more than six (6) months commencing on the first day of a Disability occurring during the Employment Period.
“Employment Period” shall mean a period (a) commencing when a Potential Change in Control occurs or, if no Potential Change in Control has occurred with respect to a Change in Control, when such Change in Control occurs, and (b) ending two years after such Change in Control occurred. If the event or agreement that gives rise to a Potential Change in Control Terminates or is Terminated without the Change in. Control contemplated thereby having occurred, the Employment Period shall Terminate upon Termination of such event or agreement; however, a new Employment Period shall commence under the same conditions upon any subsequent Potential Change in Control or Change in Control.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
“Good Reason” shall mean any one or more of the following occurring (i) during the Employment Period, (ii) without Executive’s express written consent, (iii) for the first time within 45 days prior to the Executive’s written notice to the Company objecting to the condition or occurrence and remaining uncured by the Company for at least 30 days after such notice, and (iv) within 90 days prior to Executive’s resignation as a result thereof:
a)the Company adversely changes Executive’s title or changes in any material respect the responsibilities, authority or status of Executive the substantial or material failure of the Company to comply with its obligations under this Agreement or any other agreement that may be in effect that is not remedied within a reasonable time after specific written notice thereof by Executive to the Company;
b)the diminution of the Executive’s salary, incentive and or a material diminution of the Executive’s benefits Newpark’s requiring Executive to be based anywhere outside a 50 mile radius from the Newpark office at which Executive had been based prior to the Change in Control or Potential Change in Control, or a 50 mile radius from his present residence, whichever is farther, except for required travel on Newpark’s business to an extent substantially consistent with Executive’s present business travel obligations; or
c)the failure of the Company to obtain the assumption of this Agreement or other existing employment agreement by any successor or assignee of the Company.
A “Potential Change in Control” shall be deemed to have occurred on the date that (a) Newpark first has actual knowledge that any person (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) has become the beneficial owner (as defined in Rule 13(d)-3 under the Exchange Act), directly or indirectly, or has initiated an offer which has not expired and which, if accepted by holders of a sufficient number of Newpark’s then outstanding securities, would result in such person’s becoming the beneficial owner, directly or indirectly, of securities of Newpark representing thirty percent (30%) or more of the combined voting power of Newpark’s then outstanding securities, or (b) Newpark enters into an agreement (including a letter of intent) the consummation of which would result in a Change in Control.
“Start Date” shall mean the first day of an Employment Period.
“Terminate” and “Termination” and all variants of the foregoing shall mean and refer to the termination of Executive’s employment with the Company, other than by reason of death, that constitutes a “separation from service” within the meaning of Section 409A of the Code and the regulations thereunder.
“Termination Benefit” shall mean the amount determined in accordance with subsection (a) below. If Executive is entitled to a Termination Benefit, it shall be paid to Executive no later than the 60th day following the date on which his employment Terminates. The Termination Benefit shall be an amount equal to (i) 2 times Executive’s annual base salary for the fiscal year of Newpark immediately preceding the fiscal year in which the Start Date occurs plus (ii) 2 times the higher of: a) the highest bonus actually received by the Executive under the 2010 Annual Cash Incentive Plan (or its predecessor plan) of Newpark in the two years immediately preceding the fiscal year of Newpark in which the Start Date occurs; or b) the “Target Award Opportunity” to which Executive would be entitled under the 2010 Annual Cash Incentive Plan of Newpark for the fiscal year of Newpark immediately preceding the fiscal year in which the Start Date occurs.

APPENDIX E
AMENDMENT TO CHANGE IN CONTROL AGREEMENT
Amendment to Change of Control Agreement between
Matthew Lanigan and Newpark Resources, Inc.
This Amendment is entered into between Matthew Lanigan (“Executive”) and Newpark Resources, Inc. (“Company”) and amends that certain Change in Control Agreement dated effective April 22, 2016 between the Company and the Executive, as amended by those certain Amendments to Employment and Change of Control Agreement dated April 6, 2020 and May 19, 2021 (the “Change in Control Agreement”).
WHEREAS, the Company and the Executive entered into that certain Amended and Restated Employment Agreement dated March 1, 2022 (the “Employment Agreement”); and
WHEREAS, pursuant to additional change of control benefits provided to Executive in the Employment Agreement, the Company and Executive desire to make certain changes to the Change in Control Agreement to reflect these additional benefits provided to Executive;
NOW, THEREFORE, in consideration of the premises and mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree as follows:
1.The Change in Control Agreement shall be amended by deleting Section 8. Coordination of Benefits in its entirety and replacing it with the below:
“There shall be no duplication of benefits between those benefits provided to Employee under this Agreement and any change of control benefits provided to Employee under any employment agreement. In the event Employee is entitled to benefits following a Termination under any such employment agreement, the Employee shall receive the benefits in accordance with the provisions of the Employment Agreement.”

Signed: /s/ Matthew S. Lanigan Matthew S. Lanigan (Executive)	Signed: /s/ Anthony J. Best Anthony J. Best Chairman of the Board Newpark Resources, Inc.
Witness:/s/ Tasha Murphy Name: Tasha Murphy	Witness: /s/ Vince Best Name: Vince Best